As filed with the Securities and Exchange Commission on November 30, 2007
Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

EXOBOX TECHNOLOGIES CORP.
(Name of Small Business Issuer in its Charter)

NEVADA	7372	88-0456274
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

6303 BEVERLY HILL, SUITE 210, HOUSTON, TEXAS 77057-6501
(713) 781-6173
(Address and Telephone Number of Principal Executive Offices)

Robert B. Dillon
6303 BEVERLY HILL, SUITE 210, HOUSTON, TEXAS 77057-6501
(713) 781-6173

(Name, Address and Telephone Number of Agent for Service)

With copies of all communications to
Thomas C. Pritchard
Brewer & Pritchard
Three Riverway, 18th Floor
Houston, Texas 77056
(713) 209-2911 Telephone (713) 659-5302 Facsimile

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE CHART

Title of each Class of Security being registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock Underlying Warrants	4,342,500	$0.20	$868,500	$26.66
Common Stock Underlying Warrants	50,000	$0.20	$10,000	$0.31
Common Stock	157,500	$0.20	$31,500	$0.96
Total	4,550,000	$0.20	$910,000	$27.93	(2)

(1)	Pursuant to Rule 416, there are also being registered such additional shares as may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Previously paid in connection with the Form SB-2 filed on November 13, 2007.  Estimated solely for the purpose of calculating the registration fee. Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee. The fee for the common stock was based on the last sale price of the common stock reported on the Over-the-Counter Market on November 12, 2007.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, ______________ __, 2007

EXOBOX TECHNOLOGIES CORP.
4,550,000 Shares of Common Stock

This prospectus covers the resale of 4,550,000 shares of common stock of Exobox Technologies Corp., of which 4,392,500 shares underlying outstanding warrants and 157,500 shares that are issued and outstanding.  We are not selling any shares of common stock in this offering and therefore will not receive any of the proceeds from this offering.  We will, however, receive gross proceeds of approximately $894,500 if all of the warrants are exercised.  We expect to use these proceeds, if any, for general corporate purposes. We will bear the cost relating to the registration of the resale of the common stock offered by this prospectus

Our shares of common stock trade on the over-the-counter market under the stock symbol “EXBX.” The last sale price of the common stock on November 23, 2007 was $0.24 per share.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. You should read this prospectus in its entirety and carefully consider the risk factors beginning on page 3 of this prospectus and the financial data and related notes incorporated by reference before deciding to invest in the shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus ______________ __, 2007

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SOURCES OF MARKET AND INDUSTRY DATA

This prospectus includes market share and industry data and forecasts that we have obtained from internal company surveys, market research, consultant surveys, publicly available information and industry publications and surveys. These reports and the other third-party reports, surveys and publications we refer to in this prospectus generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal company surveys and reports, and market research, which we believe to be reliable based upon management’s knowledge of the industry, have not been verified by any independent sources. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts cited in this prospectus. Except where otherwise noted, statements as to our position relative to our competitors or as to market share refer to the most recent available data.

USE OF TRADEMARKS AND TRADE NAMES

This prospectus contains trademarks and trade names of other companies. All trademarks and trade names appearing in this prospectus are the property of their respective holders.

ii

PROSPECTUS SUMMARY

Our Business

 Exobox was established as a network security development company to capitalize upon the growing need in the computer market for a reliable, efficient, effective and proactive network security system capable of protecting computers from the menace of cyber threats such as trojans, worms, viruses, spy ware and identity theft. Over the last three years, we have developed two proprietary, patent-protected software technologies that we believe meets this need by providing computers such protection without affecting workflow or requiring a continuously updated database of known viruses. Our proprietary approach to network security presents a different approach from the largely “reactive” network security software currently available from others. We believe our technology offers an effective solution to stop cyber threats. Further, it eliminates the need for CRC (cyclic redundancy checking) and viral database to drive retroactive file scanning.

Our goal is to develop enterprise and home user endpoint security products. With our Secure User Zone (“SUZ”) technology White Paper and Software Requirements and Development Documentation completed we believe that we are positioned to develop an advanced computer security system. Our mission is to become a leading developer of licensed digital security technologies for a broad range of security-sensitive networks, devices, and other applications. We have developed two proprietary, patent-protected software technologies that we believe meets this need in a proactive way, providing protection without affecting workflow or requiring a continuously updated database of known viruses. Compared to other technologies, we believe ours represents a paradigm shift from the “reactive” network security software currently available in the market. We believe our SUZ technology is a solution that can stop cyber threats while eliminating the need for CRC  and viral database drive retroactive file scanning. Our business plan is to develop product lines from our technology to provide complete and effective security for all servers and computers using our products.

Business Strategy

Our business model seeks to enhance computer security by promoting software that eliminates the threat of viruses, trojans, worms, host system compromises (e.g., rootkits), spyware and the proliferation of identity theft. We have patented a proprietary system that we believe protects computers and networks without interfering with performance, requiring periodic database updates or necessitating staff training.

We believe that the global market for such software is growing as more businesses and consumers search for a proactive, effective solution to Internet viruses and other menaces that threaten to derail both the home user and computer networks.

We intend to utilize an efficient approach to marketing and delivering SUZ enterprise and home user products without incurring many of the expenses of traditional software companies. With the business-to-business licensing model we plan to implement, we intend to identify key providers in certain industries, geographic territories and market segments - including Internet service providers, banks and financial institutions, government agencies, software makers, computer hardware manufacturers, home pc users, business pc users, educational institutions, and e-commerce companies - and license the software for use by those institutions.

We perceive that this model will eliminate expenses for inventory control, distribution, end user tech support and payroll, thereby making us a lean, efficient company focused on quickly bringing to market the most effective products to secure the Internet.

In order to implement our business strategy, we have been interviewing and consulting with national and local technical leaders, two of whom have tentatively agreed to join Exobox as employees upon appropriate funding. These industry leaders have assisted us in assessing (i) industry developments, (ii) relevant financial and technical considerations related to product development, (iii) technical personnel availability and (iv) outside expert industry advice. They also have helped us design our Product Coding & Development Program to be accomplished with in-house personnel, assisted by limited outsourcing of specific tasks to appropriate, domestic third party experts. We believe that this direction allows the Company to insure appropriate product quality, security and control and begin the product building phase immediately upon receipt of a minimum financing of $500,000.

We believe that we will need approximately $10 million to operate the Company over the next two years and launch our initial product line. These funds will be used in large part to lease new facilities required to complete in-house product development and market introduction, hire needed coding and operating personnel, begin coding and development of the first six products in our initial product line, develop our product quality assurance (Alpha testing) program, initiate our pre-release product Beta testing and introduce the first phase of our product marketing plan.

To achieve our funding goals, we have entered into promising negotiations with several prospective investors. However, it seems these sources are waiting for Exobox to post on the OTCBB (“Bulletin Board”) or demonstrate some additional “movement” towards product coding, before commitment of significant funds. Any failure to obtain such financing could force us to abandon or curtail our operations.  There is no assurance that we can meet the requirements required by these prospective investors or to raise additional capital from external sources, the failure of which could cause us to sell assets or curtail operations.  We have no credit facilities in place or commitments to provide any financing and we have historically relied on best efforts debt and equity funding.

Intellectual Property

We have filed twenty patent application and fifteen trademark application protecting our intellectual property.  We attempt to protect our software technology by relying on a combination of copyright, patent, trade secret and trademark laws, restrictions on disclosure and other methods. In particular, we have a number of registered trademarks and currently hold patents in the United States, as well as patent holdings in other countries, relating to our technology and trade names. We have regularly filed other applications for patents and trademarks in order to protect proprietary intellectual property that we believe is important to our business.

Principal Office

We were incorporated in the State of Nevada in 1999 and changed our name to Exobox Technologies Corp. in September 2005. Our principal executive office is located at 6303 Beverly Hill, Suite 210, Houston, Texas 77057. Our telephone number is (713) 781-6173, our facsimile number is (713) 781-6175 and our website address is www.exobox.com.

The Offering

Securities Offered	The selling stockholders are offering a total of 4,550,000 shares of common stock, of which 4,392,500 shares are issuable upon exercise of warrants and 157,500 shares are outstanding.
Common stock outstanding before the Offering	As of November 24, 2007, we had 363,143,203 shares of common stock outstanding
Shares of common stock in Public Float	121,637,097 shares of common stock
Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors”.
Over-the-counter symbol	EXBX

 Summary Financial Data

 The following summary of our financial information has been derived from our audited consolidated financial statements for the year ended July 31, 2007 and July 31, 2006.

	As of and for the Year Ended July 31,
	2007	2006
Statement of Operations Data:
Revenue	$--	$--
Net loss	(3,668,877)	(2,488,331)
Net Loss per share	(0.11)	(0.23)
Balance Sheet Data:
Total Assets	105,050	209,076
Total Current Liabilities	3,767,304	393,453
Total Long Term Obligations	--	--
Total stockholders’ equity (deficit)	(3,662,254)	(184,377)

RISK FACTORS

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in our Company. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Our business is subject to many risk factors, including the following (references to “our,” “we,” and words of similar meaning in these Risk Factors refer to the Company).

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future.

We have incurred annual operating losses since our inception. As a result, at July 31, 2007, we had an accumulated deficit of $6,489,749. We had no gross revenues for the year ended July 31, 2007, and a loss from operations of $3,548,563. As we pursue our business plan, we expect our operating expenses to increase significantly, especially in the areas of sales and marketing. As a result we expect continued losses in fiscal 2008 and thereafter.

We will not be able to continue our business operations unless we raise additional financing.

We are a development stage company and as such have generated no revenues or profits to date.  Our success will depend on the ability to attract external financing for our working capital needs and to develop our patent rights in connection with our software solutions.  As of the date hereof, we do not have sufficient funding to satisfy our working capital needs or to develop our products and, the failure to obtain sufficient funding, will preclude us from conducting meaningful business operations. We have historically financed our operations through best efforts private equity and debt financings. We do not have any commitments for equity or debt funding at this time, and additional funding may not be available to us on favorable terms, if at all.

We may not be able to meet our current and future liabilities and remain in operation until we receive additional capital.

As of July 31, 2007, we have current assets of $22,363 and current liabilities of $3,767,304, of which $2,025,042 is for a derivative liability and $105,000 is a convertible note payable.  In connection with the Manillo Settlement, the $105,000 convertible note has been replaced with a long term note with an original principal amount of $500,000. Additionally, as a result of the Manillo Settlement, in which the Series C Preferred Stock was returned to us, the derivative liability of $2,025,042 has been reversed in the quarter ended October 31, 2007 and is no longer reflected on our balance sheet as of that date.  Our current liquidity position only allows us to meet nominal working capital needs.  We will need $750,000 to meet our working capital needs through fiscal 2008.  Any failure to obtain such financing could force us to abandon or curtail our operations.

We will need to raise additional funds to fund product development.

Our cash does not afford us adequate liquidity to fund out product development.  In order to fund our product development, including marketing and testing, we will need to raise at least an additional $10,000,000, Moreover, we anticipate that we will need additional capital in excess of $10,000,000 million to continue to fund and expand our business operations. There is no assurance that we can raise additional capital from external sources, the failure of which could cause us to sell assets or curtail operations.

Ours auditor has substantial doubts as to our ability to continue as a going concern.

Our auditor's report on our July 31, 2007 financial statements expresses an opinion that substantial doubt exists as to whether we can continue as an ongoing business.  Because we do not have sufficient capital, we may be required to suspend or cease the implementation of our business plans within 12 months. Because we have been issued an opinion by our auditors that substantial doubt exists as to whether we can continue as a going concern it may be more difficult for us to attract investors.  Our future is dependent upon our ability to obtain financing and upon future profitable operations from the sale of our products.

Additional capital may dilute current stockholders.

In order to provide capital for the operation of our business we may enter into additional financing arrangements. These arrangements may involve the issuance of new common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock. Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders. In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

The market price of our common stock is very volatile and the value of your investment may be subject to sudden decreases.

The trading price for our common stock has been, and we expect it to continue to be, volatile. For example, the price of our stock has fluctuated between $22.00 per share and $0.15 per share since January 1, 2006. The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, and general market and economic conditions, which are beyond our control.  In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may lower the market price of our common stock. Moreover, during periods of stock market price volatility, share prices of many companies have often fluctuated in a manner not necessarily related to their operating performance. Accordingly, our common stock may be subject to greater price volatility than the stock market as a whole.

We lack an operating history which you can use to evaluate us, making any investment in us risky.

We lack an operating history which investors can use to evaluate our previous earnings. This makes it harder for you as an investor to predict how we may do in the future. Therefore, an investment in us is risky because we have no business history and it is hard to predict what kind of return our stock will have in the future, if at all.

There can be no assurance that we will successfully commercialize any products or services.

There can be no assurance that we will successfully commercialize any products and services based on our technology or manage the related manufacturing, marketing, sales, licensing and customer support operations in a profitable manner. In particular, our prospects must be considered in light of the problems, delays, expenses and difficulties encountered by any company in the startup stage, many of which may be beyond our control. These problems, delays, expenses and difficulties include unanticipated problems relating to product development and formulation, testing, quality control, production, inventory management, sales and marketing and additional costs and competition, any of which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our products and services can be successfully marketed or that it will ever achieve significant revenues or profitable operations.

To develop our software solutions we will need to engage third party developers.

At this time, we do not have the resources to directly conduct full product development, obtain regulatory approvals, or manufacture or commercialize any products. Therefore, we depend upon others to carry out such activities. As a result, we anticipate that we may enter into collaborative agreements with third parties able to contribute to developing our technologies. Such agreements may limit our control over any or all aspects of development.

There can be no assurance that we will ever be profitable.

To be profitable, we must successfully commercialize our technologies. We are in the early stages of development and will require significant further research, development and testing, and are subject to the risks of failure inherent in the development of products based on innovative or novel technologies.

Our industry changes rapidly due to evolving technology standards and our future success will depend on our ability to adapt to market change.

Our future success will depend on our ability to address the increasingly sophisticated needs of the market. We will have to keep pace with technological developments, evolving industry standards and changing customer requirements. We expect that we will have to respond quickly to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render our contemplated products obsolete. We may not have sufficient resources to make the necessary investments, which could have a material adverse effect on our business.

We depend upon our intellectual property and our failure to protect existing intellectual property or secure and enforce such rights for new proprietary technology could adversely affect our future growth and success.

Our ability to successfully protect our proprietary technology is essential to our success. We have filed trademark and patent applications to protect intellectual property rights for technology that we have developed. Our future success also may depend upon our ability to obtain additional licenses for other intellectual properties. We may not be successful in acquiring additional intellectual property rights with significant commercial value on acceptable terms. Even if we are successful in acquiring such rights, it can provide no assurance that we will be successful in adapting or deploying them as to the timing or cost of such development efforts or as to the commercial success of the resulting products or services.

Our competitors may develop non-infringing products or technologies that adversely affect our future growth and revenues.

It is possible that our competitors will produce proprietary technologies similar to ours without infringing on our intellectual property rights. We also rely on unpatented proprietary technologies. It is possible that others will independently develop the same or similar technologies or otherwise obtain access to the unpatented technologies upon which we rely for future growth and revenues. Failure to meaningfully protect our trade secrets, know-how or other proprietary information could adversely affect our future growth and revenues.

Our success is dependent upon our ability to protect our proprietary technologies.

Our success is substantially dependent upon our proprietary technologies and our ability to protect our intellectual property rights. Exobox received a formal “Notice of Allowance” from the United States Patent and Trademark Office (USPTO) for its second patent, Application No. 11/591,112, issued on August 9, 2007. We currently have filed for 20 patent applications with the U.S. Patent Office and other foreign patent offices that relate to software security solutions. We rely upon our patent applications and trade secret laws, non-disclosure agreements with our employees, consultants and third parties to protect our intellectual property rights. The complexity of patent and common law, combined with our limited resources, create risk that our efforts to protect our proprietary technologies may not be successful. We cannot assure you that our patent applications will be upheld or that third parties will not invalidate our patent rights. In the event our intellectual property rights are not upheld, such an event would have a material adverse effect on us. In addition, there is a risk that third parties may independently develop substantially equivalent or superior technologies.

Any litigation to protect our intellectual property or any third party claims to invalidate our patents could have a material adverse effect on our business.

Our success depends on our ability to protect our intellectual property rights. In the future, it may be necessary for us to commence patent litigation against third parties whom we believe require a license to our patents. In addition, we may be subject to third-party claims seeking to invalidate our patents. These types of claims, with or without merit, may subject us to costly litigation and diversion of management’s focus. In addition, based on our limited financial resources, we may not be able to pursue litigation as aggressively as competitors with substantially greater financial resources. Based on our limited financial resources, it may be necessary for us to engage third party professionals on a contingency basis pursuant to which such parties would be entitled to share in the proceeds of any successful enforcement of our intellectual property rights. If third parties making claims against us seeking to invalidate our patent are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block our ability to license or otherwise capitalize on our proprietary technologies. Successful litigation against us resulting in a determination that our patent applications are invalid would have a material adverse effect on us.

We may be unable to successfully compete against companies with resources greater than ours, if we are unable to protect our patent rights and trade secrets, or if we infringe on the proprietary rights of third parties.

We will need to obtain additional patents on our technology to protect our rights to our technology. To obtain a patent on an invention, one must be the first to invent it or the first to file a patent application for it. We cannot be sure that the inventors of subject matter covered by patents and patent applications that we own or may license in the future were the first to invent, or the first to file patent applications for, those inventions. Furthermore, patents we own or may license in the future may be challenged, infringed upon, invalidated, found to be unenforceable, or circumvented by others, and our rights under any issued patents may not provide sufficient protection against competing software or otherwise cover commercially valuable software or processes.

We seek to protect trade secrets and other un-patented proprietary information, in part by means of confidentiality agreements with our collaborators, employees, and consultants. If any of these agreements is breached, we may be without adequate remedies. Also, our trade secrets may become known or be independently developed by competitors.

Our industry is competitive and as such competitive pressures could prevent us from obtaining profits, forcing us to abandon or curtail our business plan and possibly liquidate our assets.

One of the main factors in determining in whether we will be able to realize any profits and/or be able to continue its business plan will be whether or not we are able to successfully compete in the software industry. The virus protection software industry is highly competitive and we may be competing against companies with greater resources and more experience in the industry. If we are unable to compete in the marketplace and fail to generate any profits, we may be forced to liquidate its assets and any investment in us could be lost.

We are under a government investigation which clouds our ability to conduct business.

In November 2006, we received a subpoena from the United States Securities & Exchange Commission requesting the production of documents from January 1, 2000 until present and testimony; this formal inquiry following up an informal inquiry commenced in September 2006. The SEC continues to investigate matters related to us and this negatively impacts our ability to raise money and hire personnel.

We rely upon key personnel and if any one leaves us our business plan and our business operations could be adversely effected.

We rely on our executives for our success. Their experience and inputs create the foundation for our business and they are responsible for the implementation and control over our development activities. We currently have six employment contracts and we do not hold “key man” insurance on any of these people. Moving forward, should they be lost for any reason, we will incur costs associated with recruiting replacement personnel and could face potential delays in operations. If we are unable to replace any one of them with other suitably trained individuals, we may be forced to scale back or curtail our business plan. As a result of this, your securities in us could become devalued.

Investors may face significant restrictions on the resale of our common stock due to federal regulations of penny stocks.

Our common stock is not listed on any exchange; however, it is traded in the over-the-counter market. If our common stock is listed on the OTC Bulletin Board, it will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act, as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

FORWARD-LOOKING STATEMENTS

 Statements in this prospectus that are not descriptions of historical facts are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular descriptions of our plans and objectives for future operations, assumptions underlying such plans and objectives, and other forward-looking terminology such as “may,” “expects,” “believes,” “anticipates,” “intends,” “expects,” “projects,” or similar terms, variations of such terms, or the negative of such terms. Forward-looking statements are based on management’s current expectations. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under “Risk Factors.”

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling shareholders. However, we will, receive approximately $894,500 in gross proceeds if all of the warrants for the underlying shares of common stock, the resale of which is being registered, are exercised.  The proceeds received from the exercise of the warrants pursuant to the investment agreement will be used for payment of general corporate and operating expenses.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been traded under the stock symbol “EXBX” on the over-the-counter Pink Sheets market. The chart below breaks down the high and the low prices for our last two fiscal years which quotations reflect inter-dealer price, without retail mark-up, mark-down or commission, and may not reflect actual transactions. The trading price for our common stock has been, and we expect it to continue to be, volatile. During 2007 and 2006, the high and low prices were as follows:

Quarter Ended	High	Low
October 31,2007	$0.42	$0.20
July 31, 2007	$0.55	$0.35
April 30, 2007	$1.15	$0.15
January 31, 2007	$0.55	$0.35
October 31, 2006	$0.60	$0.25
July 31, 2006	$1.50	$0.15
April 30, 2006	$18.00	$1.10
January 31, 2006	$22.00	$1.35
October 31, 2005	$1.50	$1.35

On October 31, 2007 the last sales price of our common stock was 0.25 per share.

Holders

The approximate number of holders of record of our common stock is 71.

Dividends

We have not paid any cash dividends on our equity security and our board of directors has no present intention of declaring any cash dividends.

BUSINESS

Overview

Exobox was established as a network security development company to capitalize upon the growing need in the computer market for a reliable, efficient, effective and proactive network security system capable of protecting computers from the menace of cyber threats such as trojans, worms, viruses, spy ware and identity theft. Over the last three years, we have developed two proprietary, patent-protected software technologies that we believe meets this need by providing computers such protection without affecting workflow or requiring a continuously updated database of known viruses. Our proprietary approach to network security presents a different approach from the largely “reactive” network security software currently available from others. We believe our technology offers an effective solution to stop cyber threats. Further, it eliminates the need for CRC and viral database to drive retroactive file scanning.

History

We were originally incorporated in December 1999 in the State of Nevada and we changed our name to Exobox Technologies Corp. in September 2005. On September 15, 2005, TMI Acquisition Corp., a newly formed, wholly-owned subsidiary of Exobox Nevada, merged into Exobox Technologies Corp., a Delaware corporation, and the shareholders of Exobox Delaware received 3,513,845 shares of Exobox Nevada convertible preferred stock (2,392,915 shares of Series A convertible preferred stock and 1,120,930 shares of Series B convertible preferred stock). The majority shareholders were and are three directors, Scott Copeland, Reginald Goodman and Marc Pernia.

During August, September and October 2007, all of the holders of the all of the Company’s Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock converted into shares of the Company’s common stock.  Due to the conversions the Company exchanged (i) 9,939,101 shares of common stock for 9,939,101 shares of our Class A Common Stock, (ii) 187,062,449 shares of our common stock for 2,031,986 shares of Series A Preferred Stock, (iii) 58,041,041shares of our common stock for 660,132 shares of Series B Preferred Stock and (iv) 14,013,930 shares of our common stock for 104,992 shares of Series D Preferred Stock.  Therefore, as of October 17, there are no longer any shares of Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.

Effective September 10, 2007, we entered into a settlement agreement and mutual release with Manillo Investments, Ltd (“Manillo Settlement”), pursuant to which we agreed to issue Manillo Investment, Ltd a new promissory note in the principal amount of $500,000 with principal and accrued interest due in five years in exchange for Manillo Investment, Ltd. (i) cancelling a convertible note with an outstanding balance as of July 31, 2007 of $105,000, (ii) terminating the securities purchase agreement issued in connection with the convertible note, and (iii) assigning the Series C Preferred Stock owned by Manillo Investment, Ltd. to us.  Therefore as a result of the Manillo Settlement, there are no Series C Preferred Stock outstanding.

The Industry and Markets

Due to the fundamental architecture of our technology, our goal is to develop variations which will result in several different products reaching across several different markets, including, but not limited to:

•	Endpoint and network Internet security

•	Intrusion Detection and Prevention

•	Security and other Administrative Policy Enforcement

•	Disaster/Data Recovery

•	Auditing/Reporting

•	IP Tracking

•	Data and Environment Mobility

•	Software Piracy Protection

Viruses, trojans and other cyber threats cost businesses and consumers billions of dollars each year by disrupting commerce and creating havoc in our fast-paced, communications-based world. Home user computer or a computer network safety continues to be one of the most vexing problems for individuals, banks, government institutions and millions of businesses. One virus alone can wipe out several days’ worth of vital transactions or destroy costly equipment. Computer security, be it for the individual user or network, is one of the foundational elements of a computer-based world that thrives on e-commerce and online transactions.  Consider the following market statistics:

Computer/Internet User Growth

•	According to IDC, the number of computer users worldwide is estimated to be more than 650 million and growing up to 15% annually.

VPN and Security Services (1)

•	The worldwide market for VPN services is estimated to grow from $23.4 billion in 2005 to $28.6 billion in 2009.

•	The worldwide market for network security services is estimated to grow from $4.8 billion in 2005 to $8.0 billion in 2009.

Network Security Appliance and Software (2)

•	The worldwide market for VPN appliances and software is estimated to grow from $2.9 billion in 2005 to $4.8 billion in 2009.

•	The worldwide market for IDS/IPS appliances and software is estimated to grow from $.5 billion in 2005 to $1.0 billion in 2009.

•	The worldwide market for gateway and antivirus appliances and software is estimated to grow from $.2 billion in 2005 to $.83 billion in 2009.

Endpoint and Network Anti-Virus Software (3)

•	The worldwide consumer market for antivirus software is estimated to grow from $2.76 billion in 2005 to $5.76 billion in 2009.

•	The worldwide enterprise market for antivirus software is estimated to grow from $2.03 billion in 2005 to $4.16 billion in 2009.
_________________________
(1)	Infonetics Research, VPN and Security Services, 2006; Company estimates.
(2)	Infonetics Research, Network Security Appliances and Software, 2005; Company estimates.
(3)	Frost & Sullivan, World Antivirus Market, 2006; Company estimates.

Business Model

Our goal is to enhance computer and network security by promoting software that eliminates the threat of viruses, trojans, worms, host system compromises (e.g. rootkits), spyware and the proliferation of identity theft, which we believe to be one of the fastest growing crimes in the U.S. We have developed a proprietary system that we believe protects computers and entire networks without interfering with performance, requiring periodic database updates or necessitating staff training.

The global market for such software is expanding rapidly as more businesses and consumers search for a proactive, effective solution to Internet viruses and other menaces that threaten to derail both the home user and computer networks.  We intend to structure our business on a business-to-business licensing model. In doing so, we plan to identify the key providers in certain industries, geographic territories and market segments – including Internet service providers, banks and financial institutions, government agencies, software makers, computer hardware manufacturers, home PC users, business PC users, educational institutions, and e-commerce companies – and license the software for use by those institutions. We believe this model will eliminate significant expenses for inventory control, distribution, end user tech support and payroll.

Proposed Products

We have developed a proprietary, patented technology we believe to be capable of providing reliable, efficient and effective endpoint computer and network security against all cyber threats such as viruses, worms, trojans, host system compromises (e.g., rootkits), spyware, and identity theft.

Currently, we do not have sufficient funding to commence product development. We believe that a minimum of $7 million is required to develop, market and test our first generation of consumer and enterprise solution and derivative products. SUZ is an enterprise and home user endpoint security solution we plan to build using our patented technology for protecting, managing and auditing Windows® based computers such as workstations, desktops and laptops. A SUZ user environment will be isolated from the hosting computer system to the extent that all user interactions while in their SUZ  user environment, including process execution, inter-process communication (IPC), file system I/O (input/output), Windows® registry I/O and network I/O, are isolated from the host computer systems operating environment.  SUZ will manage all user transactions with objects local to and interfacing with the user environment.  This transaction management will allow for granular control of the visibility/accessibility of all resources and services in both the computers local namespace and across the external domain. We believe this isolation of the user environment will protect the hosting computer, as well as endpoints sharing the local network, from any user transgressions, such as maliciously caused destruction, unauthorized modification, or unauthorized disclosure of data. Management via a server/agent component will provide for centralized enterprise level configuration, administration and reporting/auditing of SUZ user environments.

From our SUZ technology platform, once we obtain the necessary capital resources, we anticipate developing the following products:

•      SUZ  IP Tracking Module, which is intended to enable companies to track documents from creation to present and allow for remediation, revocation, access control, encryption, signing and proximity controls;

•      SUZ ‘Data Stick’, which is planned to allow its user to transfer his desktop/workspace as well as all data. By plugging the Exobox Data Stick into any computer, the user causes that computer to replicate the user’s original computing environment, including clock cycles, memory, operating systems, as well as the user’s wallpaper, URL history, documents, Outlook contacts and any other unique settings the user chooses;

•      SUZ Disaster Recovery Module, which is intended to allow quick and easy back up of all data and settings on all network computers by containing each user’s data and settings in a SUEZ™  environment unique to each user;

•       SUZ Policy Enforcement Module, which is planned to fully prevent any circumvention of administration policies by completely denying unauthorized users access to administration policy settings which permanently reside outside the unique SUZ environment; and,

•      SUZ SDK Package, which is anticipated to be a comprehensive enterprise solution utilizing our SUZ technology platform.

Based on current market estimates, we anticipate that the completion of the above-mentioned products will require a minimum of $7,000,000 in funding and likely, substantially more, as we build up other aspects of our business during the development phase.

Business Model and Growth Strategy

We intend to implement a business-to-business licensing model that identifies key providers in certain industries, geographic locations and market segments – including Internet service providers, banks and financial institutions, government agencies, software makers, computer hardware manufacturers, business pc users, educational institutions and e-commerce companies – and license the software for use by those institutions. We believe this model will differentiate us from many traditional software companies.

Furthermore, our business strategy is to license our technology on a selective and worldwide basis to OEM, computer and software development and services companies which design and implement software and network systems for end users.  Such companies include, but are not limited to IBM, Accenture, Bearingpoint, EDS, CSC Computer Sciences Corp. and Perot Systems.  OEMs may include companies such as Dell, HP, Apple, Seagate, and EMC, among many others.  To date, we have not entered into any arrangement or agreement with any of the above referenced companies.

Key elements of the business model we intend to implement include:

 Target Leading Systems Companies in Multiple Large Markets. We intend to target systems companies in markets that we believe represent the greatest potential for sales of our products. We believe that by targeting these market leaders, we will place competitive pressure on other industry participants to license our core technology. We intend to actively participate with our licensees in their marketing and selling efforts to systems companies, develop applications, notes and other technical material to promote and support the SUZ technology in the marketplace, and provide technical support to licensees which have adopted our SUZ technology.

Leverage Business Model by Sharing Research and Development Efforts with Licensees. We believe that cooperative development efforts with our licensees will allow us to improve our technology and bring additional products and variations of our technology to market faster, cheaper and with broader support than would be possible if we were to attempt to develop, manufacture or sell our SUZ-based products on our own. While all the development of the fundamental technology and much of the specific process implementation will be done by us, we envision that a significant portion of the specific process implementation will be accomplished by the partner licensees.  By spreading the cost of developing add-ons to our technology among all our licensees, which we will consider to be our partners in development, we believe our business model will permit us to maintain a relatively low cost structure and devote a relatively large portion of our resources to further research and development efforts which are directly related to our fundamental technology.

Generate Revenue through a Combination of Licensing Fees and Royalties. We anticipate that in addition to gross royalties, licensees will generally pay a license fee to us. Part of these fees may be due upon the achievement of certain milestones, such as provision of certain deliverables by us.

Royalties, which are generally a percentage of the gross revenues that will be received by licensees on sales of their products based on our technology, will normally be payable by a licensee on sales occurring during the license term. For a typical systems application of our technology, we anticipate that we will receive royalties from the sale as they are shipped by our licensees. We currently anticipate that gross sales royalty rates will range from approximately 3% to 7%, and in some cases may decline based on the passage of time or on the total volume. The exact rate and structure of a royalty arrangement with a particular licensee may depend on a number of negotiated factors, including the amount of the license fee to be paid by the licensee and the marketing and engineering commitment made by the licensee.

Maintain Technology Leadership. We believe that we have developed a revolutionary technology for the protection of computer and network security and we are committed to continuing research and development efforts, both internally and in conjunction with our future partner licensees, to further improve the SUZ technology. We plan to continue our emphasis on research and development by assigning significant portions of our current and future engineering staff to developing future generations of our fundamental technology.

Marketing and Sales

Consistent with our anticipated business model, we plan to focus future sales and marketing activities on developing relationships with potential licensees of our technology and on participating with existing licensees in marketing, sales and technical efforts directed to systems companies and companies that market directly to home users. We anticipate that our sales and marketing efforts will include limited applications engineering and other technical support for systems companies, as well as trade shows, advertising and other traditional marketing activities.

To facilitate our product development we commissioned Wilson Research Group of San Carlos, California and E-Rewards of Scottsdale, Arizona to conduct a market survey of Fortune 400 companies. This survey provided us with the data needed to insure that our design documents properly address specific current industry needs and concerns.  We also commissioned Matasano Security, Inc. to provide a threat modeling assessment to insure that our software was coded to protect from every possible vector of attack.

Research and Development

 Our research and development efforts over the last three years have resulted in the filing of more than eighteen patent applications for our technology with additional patent applications forthcoming.  In fiscal 2007 and 2006, we spent $0 and $0, respectively, in research and development.

We intend to focus our programming efforts on creating new applications from the SUZ technology. Currently, we have identified several different applications which we intend to build, if we obtain needed capital.

Competition

The markets for the products we plan to build are intensely competitive and are subject to rapid changes in technology. We expect competition to continue to increase in the future. We believe that the principal competitive factors affecting these markets include, but are not limited to performance, functionality, quality, customer support, breadth of product group, frequency of upgrades and updates, integration of products, manageability of products, brand name recognition, reputation, and price.

Most of the companies we will be competing against have longer operating histories, greater name recognition, stronger relationships with channel partners, larger technical staffs, established relationships with hardware vendors and/or greater financial, technical and marketing resources, all things that we do not have at this time. These factors may provide our competitors with an advantage in penetrating markets with their network security and management products.

Anti-Virus. Our principal competitors in the anti-virus market are Symantec and Computer Associates. Trend Micro remains the strongest competitor in the Asian anti-virus market. Sophos, Fsecure, Panda, and Dr. Ahn’s are also showing growth in their respective markets. As a result of its GeCAD Software acquisition, at some point we may also compete directly against Microsoft in the consumer market.

Network Security and Intrusion Detection and Protection. Our principal competitors in the security market vary by product type. For intrusion detection and prevention products, we compete with Cisco Systems, Computer Associates, Fortinet, Internet Security Systems, NetScreen, Sourcefire, Symantec and TippingPoint Technologies. The markets for encryption and virtual private network, or VPN, products are highly fragmented with numerous small and large vendors. VPN competitors include hardware and software vendors, including telecommunications companies and traditional networking suppliers.

Other Competitors. In addition to competition from large technology companies such as HP, IBM, Intel, Microsoft, and Novell that may offer network and system protection products as enhancements to their operating systems, we also face competition from smaller companies and shareware authors that may develop competing products.

Protection of Intellectual Property

We have filed twenty patent application and fifteen trademark application protecting our intellectual property.  We attempt to protect our software technology by relying on a combination of copyright, patent, trade secret and trademark laws, restrictions on disclosure and other methods. In particular, we have a number of registered trademarks and currently hold patents in the United States, as well as patent holdings in other countries, relating to our technology and trade names. We have regularly filed other applications for patents and trademarks in order to protect proprietary intellectual property that we believe are important to our business.

As we develop products and begin to market them, we may face a number of risks relating to our intellectual property, including unauthorized use and unauthorized copying, or piracy of our software solutions. Litigation may be necessary to enforce our intellectual property rights, to protect trade secrets or trademarks, or to determine the validity and scope of the proprietary rights of others. Furthermore, any patents that have been issued to us could be determined to be invalid and may not be enforceable against competitive products in every jurisdiction. Moreover, other parties have asserted and may, in the future, assert infringement claims against us. These claims and any litigation may result in invalidation of our proprietary rights. Litigation, even if not meritorious, could result in substantial costs and diversion of resources and management attention. In addition, third party licenses may not continue to be available to us on commercially acceptable terms, or at all.

To mitigate these risks, we intend to implement worldwide strategies on multiple intellectual property fronts. As part of this comprehensive strategy, we intend to initiate plans for our SOS (Secure Operating System, a foundational element of our SUZ technology) technology in respect to both domestic and foreign filings.  With regard to the foreign filings, patent applications covering the SOS technology have been submitted in eleven different foreign countries.

Employees

We presently have six employees.

Legal Proceedings

In November 2006, we received a subpoena from the United States Securities & Exchange Commission requesting the production of documents from January 1, 2000 until present and testimony; this formal inquiry following up an informal inquiry commenced in September 2006. Documents requested included, without limitation, formation documents, minutes, records relating to payments or services rendered in exchange for as well as offering documents utilized in connection with the issuance of shares of capital stock, any correspondence with various current and former shareholders, vendors and other third parties, documentation surrounding the 2005 reverse triangular merger, as well as documentation relating to our business. The SEC continues to investigate matters related to our Company.

Facilities

Our current headquarters are located at 6303 Beverly Hill, Suite 210, Houston, Texas 77057.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The information contained in this section should be read in conjunction with our consolidated financial statements and related notes and the information contained elsewhere in this prospectus under the captions “Risk Factors,” “Selected Financial Data” and “Business.”

CRITICAL ACCOUNTING POLICIES

In December 2001, the Securities and Exchange Commission requested that all registrants discuss their "critical accounting policies" in management's discussion and analysis of financial condition and results of operations. The SEC indicated that a "critical accounting policy" is one that is both important to the portrayal of the company's financial condition and results and that requires management's most difficult, subjective or complex judgments. Such judgments are often the result of a need to make estimates about the effect of matters that are inherently uncertain. While Exobox’s significant accounting policies are more fully described in Note 1 to its financial statements included elsewhere in this prospectus, Exobox currently believes the following accounting policies to be critical:

Development Stage Company

Exobox is considered to be in the development stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises." Exobox has devoted substantially all of its efforts to business planning, raising capital, research and development, recruiting management and technical staff, and acquiring operating assets.  We have experienced a loss since inception.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", Exobox expenses all costs incurred in connection with its start-up and organization.

Research and Development

Research and development costs are related primarily to Exobox developing early prototypes. Research and development costs are expensed as incurred.

Income Taxes

The income tax benefit is computed on the pre-tax loss based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates. No benefit is reflected for the fiscal year ended July 31, 2007.

Derivative Financial Instruments

We account for all derivatives financial instruments in accordance with SFAS No. 133. Derivative financial instruments are recorded as liabilities in the consolidated balance sheet, measured at fair value. When available, quoted market prices are used in determining fair value. However, if quoted market prices are not available, we estimate fair value using either quoted market prices of financial instruments with similar characteristics or other valuation techniques.

The value of the derivative liabilities relating to the convertible note issued in September 2006 in the financial statements are subject to the changes in the trading value of our common stock and other assumptions. As a result our financial statements may fluctuate from quarter to quarter based on factors such as trading value of our common stock, the amount of shares converted connection with the convertible note. Consequently, our consolidated financial position and results of operations may vary from quarter to quarter based on conditions other than our  operating revenue and expenses.

Derivative financial instruments that are not designated as hedges or that do not meet the criteria for hedge accounting under SFAS No. 133 are recorded at fair value, with gains or losses reported currently in earnings. All derivative financial instruments held by us as July 31, 2007, were not designated as hedges.

As a result of the Manillo Settlement, the derivative liability of $2,025,042 has been reversed in the quarter ended October 31, 2007 and is no longer reflected on our balance sheet as of that date.  Additionally, for the three months ended October 31, 2007, we will have a one time gain that will offset in the entirety the loss on derivative for that period.

RESULTS OF OPERATIONS THE TWELVE MONTHS ENDED JULY 31, 2007 COMPARED TO JULY 31, 2006

Net Sales. The Company has no sales since inception.

Research and Development Expenses. The Company had no research and development expenses for the year ended July 31, 2007 and July 31, 2006. The Company has incurred $288,259 in research and development expenses since inception but prior to the current fiscal year ending July 31, 2006.

General and Administrative Expense ("G&A"). The Company's G&A expenses for the years ended July 31, 2006 and 2007 decreased from $269,550 to $245,776. The increase was primarily due to the management of the company not being paid their full salary during the year.

Fair value of derivatives. The derivative liability is in connection with the convertible notes issued in September 2006, which was $2 million for the year ended July 31, 2007.

Liquidity and Capital Resources.  As of July 31, 2007, we have current assets of $22,363 and current liabilities of $3,767,304, of which $2,025,042 is for a derivative liability and $105,000 is a convertible note payable.  In connection with the Manillo Settlement, the $105,000 convertible note has been replaced with a long term note with an original principal amount of $500,000.  Additionally, as a result of the Manillo Settlement, in which the Series C Preferred Stock was returned to us, the derivative liability of $2,025,042 will be reversed in the quarter ending October 31, 2007 and will no longer be reflected on our balance sheet on that date.  Our current liquidity position only allows us to meet nominal working capital needs.  We will need $750,000 to meet our working capital needs through fiscal 2008.  In order to fund our product development, including marketing and testing, we will need to raise at least an additional $10,000,000, Moreover, we anticipate that we will need additional capital in excess of $10,000,000 million to continue to fund and expand our business operations.

Our inability to obtain immediate financing from third parties will negatively impact our ability to fund operations and execute our business plan.  Any failure to obtain such financing could force us to abandon or curtail our operations.  There is no assurance that we can raise additional capital from external sources, the failure of which could cause us to sell assets or curtail operations.  We have no credit facilities in place or commitments to provide any financing and we have historically relied on best efforts debt and equity funding.   Our auditors have issued a going concern opinion for our financial statements due to the substantial doubt about our ability to continue as a going concern.

Off Balance Sheet Arrangements

None.

Contractual Commitments

We have no material contractual commitments.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers.

The position(s) held by each of our executive officers and Directors as of November 23, 2007 are shown in the following table. Each Director serves until a successor is elected and has qualified.

Name	Age	Position
Robert B. Dillon	57	President, Chief Executive Officer and Chairman of the Board
Scott Copeland	41	Vice President of Operations and Director
Michael Wittenburg	59	Vice President of Business Development, Sec., Treasurer and Director
Marc Pernia	40	Chief Product Development Administrator and Director
Michael G. Wirtz	48	Vice President-Chief Financial Officer
Richard A. Evans, M.D.	63	Director

Robert B. Dillon, a 1971 graduate of the University of Texas and a 1974 graduate of the University of Texas School of Law, is a practicing attorney and seasoned executive with thirty (30) years of litigation and transactional experience.  Mr. Dillon has served as CEO, President and Chairman of the Board since April 2004.  Prior thereto, Mr. Dillon was engaged in the private practice of law.

Scott Copeland, a co-founder of Exobox and co-inventor of its technology, is an expert programmer with world-wide experience in internet security gained during his employment with Compaq, Gateway, Matrix and Axis Host.  Mr. Copeland has served as vice president and director since 2002. Prior to that time, Mr. Copeland was a self-employed computer consultant.

Michael Wittenburg has served as vice president of business development, secretary, and director since September 2005.  From 2003 to 2005, Mr. Wittenburg was Regional Vice President   with Master Plan.  From 2002 to 2003, Mr. Wittenburg was Vice President of New Business Ventures for U.S. Health Works. Mr. Wittenburg earned a B.A. from the Warburg College and management training at the University of Iowa and Harvard University. He is an experienced and successful marketing and management professional with over 20 years of responsibility for marketing products internationally for such companies as Dornier Medical, a subsidiary of Daimler Benz A.G., Stuttgart, Germany; Edap Technomed Inc., Lyon France and PET (Positron Emission Tomography) Scans of America.

Marc Pernia has served as chief product development administrator and director since July 2003.  From 1999 to 2002, Mr. Pernia was a Senior Unix Systems Administrator with Electronic Arts.   Mr. Pernia is a Senior Unix Systems Administrator with an A.S. degree in Computer Science from Foothill College in 1994 and Computer Science studies at Stanford University, has extensive computer systems program development and administrative experience in the industry over the last 10 years for such Silicon Valley entities as Electronic Arts, Mind Source, the SETI Institute and the NASA Ames Research Center, as well as considerable experience in the configuration and maintenance of such software applications as Veritas, Weblogic, Netscape, iPlanet, Marimba, LDAP and *SQL, Tomcat, Apache and WebX.

Michael G. Wirtz has served as vice president and chief financial officer since 2005.  Prior to working with the Company, Mr. Wirtz was self employed.  Mr. Wirtz is a 1984 MBA graduate of Texas Tech University who also earned a B.S. degree in Accounting from the University of Mary. He is a financial professional with experience as a corporate comptroller for a group of marine companies and previously managed another public corporation.

Richard A. Evans, M.D. has served as a director since 2005.  Mr. Evans is self employed and has been a practicing physician for the last 5 years .  Mr. Evans received his Bachelor of Arts degree from Rice University in Houston, and his Doctor of Medicine and Master of Science (physiology and immunology) degrees from Tulane University School of Medicine in New Orleans. He pursued specialty training in general surgery at the University of California, School of Medicine, San Francisco and at Stanford University School of Medicine in Palo Alto. Dr. Evans completed his general surgery training at St. Joseph Hospital in Houston. This included training at the University of Texas M. D. Anderson Cancer Center and a one year fellowship in surgical oncology working under world renowned cancer specialist, Dr. John S. Stehlin, Jr. Dr. Evans maintains a private practice in oncology and alternative medicine in Houston, Texas. He founded the Texas Cancer Center, a 501(c)(3) nonprofit organization in 1998.

Other than Dr. Evans, none of the directors are independent as defined by Rule 10A-3 of the Exchange Act.

Executive Compensation of Management

Compensation of Management

The following table sets forth the compensation paid to our Chief Executive Officer or such other officer who fulfilled the duties of the Chief Executive Officer for the periods indicated. Except for the individuals named, no executive officers had a total annual salary and bonus of $100,000 or more.

Summary Compensation Table

Name Principal Position	Year Ended	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Robert B. Dillon	7/31/07	$240,000	-			-	-	$240,000
Chairman, CEO, Pres. & Director	7/31/06	$132,250	$10,000	-	-	-	-	$142,250
Scott Copeland	7/31/07	$242,900	-	-	-	-	-	$242,900
Vice President-Operations & Director	7/31/06	$131,857	$10,000	-	-	-	-	$141,857
Michael C. Wittenburg	7/31/07	$240,000	-			-	-	$240,000
Vice President-Marketing & Director	7/31/06	$132,250	$10,000	-	-	-	-	$142,250
Marc Pernia	7/31/07	$244,000	-	-	-	-	-	$244,000
Admin. & Director	7/31/06	$131,923	$10,000	-	-	-	-	$141,923
Michael G. Wirtz	7/31/07	$133,500	-	-	-	-	-	$133,500
Vice Pres. & CFO	7/31/06	$79,750	$10,000	-	-	-	-	$89,750

Executive Employment Agreements

Mr. Dillon’s employment agreement provides for an annual salary of $240,000, is effective through October 1 2008, and automatically renews for successive one-year terms unless terminated. In addition, Mr. Dillon is eligible to receive an annual bonus based on performance criteria as determined by the compensation committee of the board of directors.  Mr. Dillon receives customary fringe benefits.

Mr. Copeland’s employment agreement provides for an annual salary of $240,000, is effective through October 1 2008, and automatically renews for successive one-year terms unless terminated. In addition, Mr. Copeland is eligible to receive an annual bonus based on performance criteria as determined by the compensation committee of the board of directors.  Mr. Copeland receives customary fringe benefits.

Mr. Wittenburg’s employment agreement provides for an annual salary of $240,000, is effective through October 1 2008, and automatically renews for successive one-year terms unless terminated. In addition, Mr. Wittenburg is eligible to receive an annual bonus based on performance criteria as determined by the compensation committee of the board of directors.  Mr. Wittenburg receives customary fringe benefits.

Mr. Pernia’s employment agreement provides for an annual salary of $240,000, is effective through October 1 2008, and automatically renews for successive one-year terms unless terminated. In addition, Mr. Pernia is eligible to receive an annual bonus based on performance criteria as determined by the compensation committee of the board of directors.  Mr. Pernia receives customary fringe benefits.

Mr. Wirtz’s employment agreement provides for an annual salary of $144,000, is effective through October 1 2008, and automatically renews for successive one-year terms unless terminated. In addition, Mr. Wirtz is eligible to receive an annual bonus based on performance criteria as determined by the compensation committee of the board of directors.  Mr. Wirtz receives customary fringe benefits.

On November 20, 2007, we issued 14,178,000 shares of our common stock in consideration for 85% of the back pay owed to our employees as follows: 2,992,000 shares to Mr. Scott Copeland, 2,992,000 shares to First Brampton Corporation, which is controlled by Mr. Robert Dillon, 2,992,000 shares to Marc Pernia, 2,992,000 shares to Mr. Wittenburg, 1,802,000 shares to Mr. Wirtz and 408,000 shares to Mr. Goodman.

Business Protection, Severance and Non-Compete Agreements. Pursuant to the terms of each employment agreement with the executives listed above, each executive is subject to business protection, non-solicitation and non-compete covenants. These agreements contain restrictive covenants including a confidentiality provision and non-solicitation of employees and customers provisions that apply for one year after termination of employment. The non-compete provisions generally provides that the executive will not compete with us for a period ranging from one year after termination of employment, and in the event that termination is by us without cause, we are obligated to pay the executive his salary for such period.

Change in Control Agreements. Included in the employment agreements of each of the officers identified above are change of control provisions.  The agreements have a term equal to the term of each employment agreement (subject to extension in our sole discretion) and provide certain benefits to the executive in the event the executive is terminated without cause or if the executive terminates his employment for good reason (as defined in the agreement). Upon a termination as a result of the change of control provision, we are obligated to pay an amount equal to 24 months of the executives then-current base salary, and all the rights and benefits the executive may have under all employee benefit, bonus and/or stock option plans and programs of or agreements with us.

Outstanding Equity Awards at Fiscal Year End

The Company did not grant compensation in the form of stock options to the chief executive officer or the other executive officers listed within the Summary Compensation Table during fiscal year ended July 31, 2007. The Company has no outstanding exercised or unexercised stock options granted for compensation to any executive officer and as such has no aggregated option exercises in the last fiscal year or fiscal year end stock option value to report related to compensation. The Company did not provide compensation awards under any long-term incentive plan in fiscal year ended July 31, 2007.

Director Compensation

Directors do not receive any compensation for serving as directors. All directors are reimbursed for ordinary and necessary expenses incurred in attending any meeting of the board of directors or any board committee or otherwise incurred in their capacities as directors.

Certain Transactions

Mr. Dillon advanced an aggregate principal amount of $73,062.45 to us during the fiscal year ended July 31, 2007, this loan does not bear interest.  We repaid principal of $71,262 during the most recent fiscal year and the principal amount outstanding on July 31, 2007 was $1,800.

First Brampton Corporation, a corporation owned by the Robert B. Dillon 2005 Trust, advanced an aggregate principal amount of $83,000 to us during the fiscal year ended July 31, 2007, this loan does not bear interest..  We repaid principal of $0 during the most recent fiscal year and the principal amount outstanding on July 31, 2007 was $83,000.

Mr. Wittenburg advanced an aggregate principal amount of $15,000 to us during the fiscal year ended July 31, 2007, this loan does not bear interest.  We repaid principal of $0 during the most recent fiscal year and the principal amount outstanding on July 31, 2007 was $15,000.

Mr. Pernia advanced an aggregate principal amount of $50,000 to us during the fiscal year ended July 31, 2007, this loan does not bear interest.  We repaid principal of $0 during the most recent fiscal year and the principal amount outstanding on July 31, 2007 was $50,000.

Mr. Wirtz advanced an aggregate principal amount of $25,000 to us during the fiscal year ended July 31, 2007, this loan does not bear interest.  We repaid principal of $0 during the most recent fiscal year and the principal amount outstanding on July 31, 2007 was $25,000.

Mr. Goodman advanced an aggregate principal amount of $20,000 to us during the fiscal year ended July 31, 2007, this loan does not bear interest.  We repaid principal of $0 during the most recent fiscal year and the principal amount outstanding on July 31, 2007 was $20,000.

In October 2007, First Brampton Corporation, an entity owned by Mr. Dillon, converted 196,028 shares of Series A Preferred Stock into 18,046,127 shares of Class A Common Stock, which were subsequently converted into an aggregate 18,046,127 shares of our common stock.

In October 2007, Mr. Copeland converted 783,161 shares of Series A Preferred Stock into 72,096,961 shares of Class A Common Stock, which were subsequently converted into an aggregate 72,096,961 shares of our common stock.

In October 2007, Mr. Wittenburg converted 184,339 shares of Series A Preferred Stock into 16,970,050 shares of Class A Common Stock, which were subsequently converted into an aggregate 16,970,050 shares of our common stock.

In October 2007, Mr. Wirtz converted 8,784 shares of Series A Preferred Stock and 24,319 shares of Series B Preferred Stock into an aggregate 3,047,427 shares of our common stock.

In October 2007, Mr. Goodman converted 844,492 shares of Series A Preferred Stock into 77,743,027 shares of our common stock.

In October 2007, Mr. Evans converted 2,203 shares of Series D Preferred Stock into 294,048 shares of our common stock.

In October 2005, Mr. Evans acquired 2,203 shares of Series B Preferred Stock and a warrant to purchase 90 shares of our common stock with an exercise price of $0.20 per share in connection with a private placement for $20,000.  In January 2007, the 2,203 shares of Series B Preferred Stock were transferred to 2,203 shares of Series D Preferred Stock.

On November 30, 2006 Mr. Pernia converted 252,813 shares of Series B Preferred stock into shares 23,216,697 of our common stock.

On January 26, 2007, Mr. Wittenburg converted 3,000 shares of Series A Preferred Stock into 275,500 shares of class A common stock.

On February 8, 2007, Mr. Goodman converted 2,500 shares of Series A Preferred Stock into 229,584 shares of our common stock.

On February 26, 2007, Manillo Investors Ltd. converted 600 Series C Preferred Stock was converted into 549,902 shares of common stock.

On March 6, 2007, First Brampton Corporation converted 3,267 shares of Series A Preferred Stock into 300,020 shares of our class A common stock.

On April 27, 2007, Katherine Pernia converted 50,000 shares of Series A Preferred stock into 4,591,674 shares of our common stock.

On May 4, 2007, First Brampton Corporation converted 1,089 Series A Preferred Stock into 100,007 of our class A common stock.

On May 10, 2007, Mr. Goodman converted 5,000 shares of Series A Preferred Stock into 459,168 shares of our common stock.

On May 17, 2007, Mr. Wittenberg converted 8,113 shares of Series A Preferred Stock into 745,045 class A common Stock.

On June 1, 2007, First Brampton Corporation converted 4,814 shares of Series A Preferred Stock into 442,086 shares of our class A common stock.

On July 13, 2007, Mr. Copeland converted 100,000 shares of our Series A Preferred Stock into 9,183,348 shares of class A common stock.

On July 20, 2007, Sherman D. Pernia converted 126,398 shares of Series A Preferred Stock into 11,607,568 shares of our common stock.

On July 26, 2007, Suez Holding GmbH converted 50,000 shares of Series A Preferred Stock into 4,591,674 shares of our common stock.

On July 26, 2007, Mr. Mark Copeland converted 69,173 shares of Series B Preferred Stock in to 6,352,397 shares of our common stock.

On July 27, 2007, First Brampton Corporation converted 5,638 shares of Series A Preferred Stock into 517,757 shares of class A common stock.

On November 20, 2007, we issued 14,178,000 shares of our common stock in consideration for 85% of the back pay owed to our employees as follows: 2,992,000 shares to Mr. Scott Copeland, 2,992,000 shares to First Brampton Corporation, which is controlled by Mr. Robert Dillon, 2,992,000 shares to Marc Pernia, 2,992,000 shares to Mr. Wittenburg, 1,802,000 shares to Mr. Wirtz and 408,000 shares to Mr. Goodman.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of November 26, 2007, information regarding the beneficial ownership of shares of common stock by each person known by us to own five percent or more of the outstanding shares of common stock, and by each of the named executive officers, directors, and all officers and directors as a group.

Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Under this rule, shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option) within 60 days of the date of this table. In computing the percentage ownership of any person, the amount of shares includes the amount of shares beneficially owned by the person by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person does not necessarily reflect the person’s actual voting power.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.  Unless otherwise indicated, the business address of the individuals listed is 6303 Beverly Hill, Suite 210, Houston, Texas 77057.

NAME AND ADDRESS OF BENEFICAL OWNER	SHARES OF COMMON STOCK BENEFICIALLY OWNED
	NUMBER	%
Scott Copeland(1)	84,000,318	23.13%
Marc Pernia	25,424,557	7.00%
Michael C. Wittenburg	20,036,175	5.52%
First Brampton Corporation (2)	21,038,127	5.79%
Robert B. Dillon (3)	-	-
Michael G. Wirtz	4,849,427	1.34%
Richard Evans (4) (5)	7,931,407	1.34%
Reginald Goodman	78,226,095	21.54%
Officers and Directors (6 persons)	163,280,011	44.96%

* Less than 1%.

(1)	Mr Copeland’s address is 1710 Effie Lane, Pasadena, Texas 77502.
(2)	Mr. Dillon has investment and voting control for First Brampton Corporation.
(3)	Mr. Dillon does not own any shares of record but is deemed to be the beneficial owner of the shares owned of record by First Brampton Corporation.
(4)	Mr Evans’ address is 1709 Haver, Houston, Texas 77006.
(5)	This includes a warrant to purchase 90,000 shares of our common stock at $0.20 per share.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders, the number or shares of our common stock beneficially owned by each selling stockholder as of the date of this prospectus, and the number of shares being offered by the selling stockholder. The table assumes that all warrants are exercised into shares of our common stock, that all such shares of common stock are sold pursuant to this offering and that no other shares of our common stock are acquired or disposed of by the selling stockholders prior to the termination of this offering. The shares of common stock being offered are being registered to permit public sales, and the selling stockholders may offer all or part of the shares for resale from time to time. All expenses of the registration of our common stock on behalf of the selling stockholders are being borne by us. We will receive none of the proceeds of this offering.

We are registering shares underlying warrants that were issued in connection with a private placement.  During October and November 2005, we issued 50 units comprised of convertible preferred stock and warrants to investors in a private placement totaling $1,000,000. Each unit was issued for $20,000 and was comprised of 2,202.985824 shares of Series B convertible preferred stock and one redeemable common stock purchase warrant.  Each warrant may be exercised to purchase 90,000 shares of common stock at an exercise price of $0.20 per share. The warrants are detachable and exercisable at any time on or after October 31, 2006 through October 31, 2010.  Additionally, we are registering shares underlying a warrant issued to a consultant to purchase 50,000 shares of our common stock at $0.25 per share and expiring in 2011.

Except as set forth in the footnotes to the table below, no selling stockholder has held any position nor had any material relationship with us or our predecessors or affiliates during the past three years.

Selling Stockholder	Shares Beneficially Owned Before Offering	% Ownership Before Offering	Amount Offered	Shares Beneficially Owned after Completion of this Offering	Percent of Outstanding Shares
Fred C. Colston III(2)	384,048	*	90,000	294,048	*
Brett Anthony Davis(1)	384,048	*	90,000	294,048	*
Theodore L. Harris((1)	384,048	*	90,000	294,048	*
James Randall Bradshaw(1)2)	384,048	*	180,000	294,048	*
Christopher S. Sadler(3)	768,096	*	180,000	586,656	*
Debbie White(1))	384,048	*	90,000	294,048	*
Steve LaCaze(2)	2,001,339	*	90,000	1,911,339	*
Sharon Wilkinson Griffith(1)	2,001,339	*	90,000	1,911,339	*
Thomas J. Colston, Sr (1)	384,048	*	90,000	294,048	*
Margaret F. Herman(1))	1,286,786	*	90,000	1,196,786	*
Zelda D. Martinez )	1,286,786	*	90,000	1,196,786	*
Zelda D. LaCaze(1)	384,048	*	90,000	294,048	*
Chris Hoover(1)	384,048	*	90,000	294,048	*
Joyce M. Harris) (5)	768,096	*	180,000	588,096	*
Max Bowen(2)	768,096	*	180,000	588,096	*
Doyle B. Lohman((1))	1,152,145	*	270,000	294,048	*
James Robert Crawford(3)	1,152,145	*	270,000	882,145	*
David H. LeBrock	384,048	*	90,000	294,048	*
Sara D. Herman(1)	384,048	*	90,000	294,048	*
Robert L. Hammons, Sr. (1)	384,048	*	90,000	294,048	*
Phyllis Burgin George(1)	384,048	*	90,000	294,048	*
Richard A. Evans (5)	7,931,407	2.18%	90,000	7,841,407	2.16%
Albert Mendoza Jr. (1)	384,048	*	90,000	294,048	*
Richard B. Marks(1)	384,048	*	90,000	294,048	*
Linda D. Marks(1)	384,048	*	90,000	294,048	*
Bruce Bechtel(1)	384,048	*	90,000	294,048	*
Richard Duncan(1)	384,048	*	90,000	294,048	*
Vance Duncan(1)	384,048	*	90,000	294,048	*
Michael T. Rougeou(1)	384,048	*	90,000	294,048	*
Camilo Barreda(2)	768,096	*	180,000	588,096	*
Gary L. Little(1)	384,048	*	90,000	294,048	*
Huey A. Moore(1)	384,048	*	90,000	294,048	*
Lonnie Anderson(1)	384,048	*	90,000	294,048	*
Brian Hutson(2)	768,096	*	180,000	588,096	*
Cory W. Scott(1)	384,048	*	90,000	294,048	*
David Munoz Sr. (1)	384,048	*	90,000	294,048	*
David Brian Russell(1)	384,048	*	90,000	294,048	*
Jose A. Bautista, Jr. (1)	384,048	*	90,000	294,048	*
Ramin Amini(1)	384,048	*	90,000	294,048	*
Albert C. Prendergast(2)	768,096	*	180,000	588,096	*
Melissa E. Johnson(1)	384,048	*	90,000	294,048	*
Cheryl Rhode(1)	384,048	*	90,000	294,048	*
Danny R. Hughes(1)	6,927,371	1.91%	90,000	6,837,371	1.88%
Carol Sue Bradley	96,045	*	22,500	73,545	*
Robert Lewis	96,045	*	22,500	73,545	*
James E. Vessel	96,045	*	22,500	73,545	*
Kevin Regan(6)	100,000	*	50,000	150,000	*

Total	35,913,111	9.77%	4,550,000	31,363,111	8.53%

(1)	Includes a warrant issued in connection with a private placement to purchase 90,000 shares our common stock at an exercise price of $0.20 per share.
(2)	Includes warrants issued in connection with a private placement to purchase 180,000 shares our common stock at an exercise price of $0.20 per share.
(3)	Includes warrants issued in connection with a private placement to purchase 270,000 shares our common stock at an exercise price of $0.20 per share.
(4)	Dr. Evans has served as a director of the company since 2005. He purchased the warrant, of which the shares being registered herein underlie, in connection with our private placement memorandum.
(5)	Includes a warrant issued in connection with a private placement to purchase 22,500 shares our common stock at an exercise price of $0.20 per share.
(6)	Includes a warrant issued in connection with consulting services to purchase 50,000 shares our common stock at an exercise price of $0.25 per share.

PLAN OF DISTRIBUTION

We are registering the common stock on behalf of the above selling stockholders. The selling stockholders are offering shares of our common stock that they received in connection with private placements. As used in this prospectus, the term “selling stockholders” includes pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of shares of common stock. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds of such sales by the selling stockholders.

 The selling stockholders may sell their shares of common stock directly to purchasers from time to time. Alternatively, they may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders or the purchasers of such securities for whom they may act as agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Exchange Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

 The common stock may be sold by the selling stockholders from time to time in one or more transactions at or on any stock exchange, market or trading facility on which shares are traded or in private transactions. The sales may be made at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the common stock may be affected by means of one or more of the following transactions (which may involve cross or block transactions):

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	transactions on any exchange or quotation service on which the shares may be listed or quoted at the time of sale in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	privately negotiated transactions;

•	transactions through the settlement of short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	transactions through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

 Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may also enter into option or other transactions with broker-dealers, or other financial institutions for the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction.) Prior to a selling stockholder entering into an agreement with a broker-dealer, such broker-dealer will need to seek and obtain clearance of the underwriting compensation and arrangements from the NASD. Upon being notified by a selling stockholder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling stockholder and of the participating broker-dealer(s);
•	the number of shares involved;
•	the initial price at which the shares were sold;
•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;
•	that such selling stockholder and broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	other facts material to the transactions.

 In connection with the sale of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker/dealers of other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these shares to close out such short positions, or loan or pledge common stock to broker/dealers that in turn may sell such securities.

Each selling stockholder has agreed, until the stockholder has completed selling pursuant to this prospectus, not to and not to permit any affiliated purchaser to bid for, purchase, or attempt to induce any person to bid for or purchase any of our common stock, except as permitted by Regulation M. The selling stockholders will be subject to other applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. The foregoing may affect the marketability of such securities.

 Pursuant to the registration rights agreement with the selling stockholders, all expenses of the registration of the common stock will be paid by us, including, without limitation, SEC filing fees; provided, however, that the selling stockholders will pay any broker or similar commissions, or, except to the extent otherwise provided for, any legal fees or other costs of the selling stockholders. The selling stockholders will be indemnified by us against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We will be indemnified by the selling stockholders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith. We paid a finder’s fee of $100,000 to Axiom Capital Management in connection with the issuance of one of the notes for which we are registering the shares such notes are convertible into.

 To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation authorize us to issue 500,000,000 shares of common stock, $.001 par value, which can be designated Class A Common Stock or undesignated common stock upon discretion of the Board of Directors upon original issuance by the Company, and 10,000,000 shares of preferred stock, $.001 par value, of which 2,500,000 shares have been designated Series A Convertible Preferred Stock, 2,000,000 shares have been designated Series B Preferred Stock, 25,000 shares have been designated Series C Preferred Stock, and 110,150 shares have been designated Series D Preferred Stock. During August, September and October 2007, all of the holders of the all of the Company’s Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock converted into shares of the Company’s common stock.  Therefore, as of October 31, 2007, there are no longer any shares of Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.  In addition, we have no current intention to issue any preferred stock or Class A Common Stock.

Common Stock

As of November 23, 2007 there were 363,143,203 shares of common stock issued and outstanding that was held of record by approximately 71 stockholders of record.

The holders of common stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders.  The holders of common stock have the sole right to vote, except as otherwise provided by law or by our certificate of incorporation, including provisions governing any preferred stock.  The common stock does not have any cumulative voting, preemptive, subscription or conversion rights.  Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented.  The outstanding shares of common stock are validly issued, fully paid and non-assessable.

Subject to the rights of any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if declared by our board of directors out of funds legally available.  In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding

Class A Common Stock

As of November 23, 2007, there were no shares of Class A Common Stock outstanding.  The Class A Common Stock shall rank equally with the common stock and vote on all matters submitted to vote of a stockholder.  Holders of Class A Common Stock have no cumulative voting rights or preemptive or other rights to subscribe for shares.  The holders of the Class A Common Stock are entitled to receive out of funds of our legally available therefore, dividends at the same rate as are paid to the our common stock holders.  Each share of Class A Common Stock is convertible into shares of common stock. In the event of liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Class A Common Stock are entitled to receive, out of the remaining net assets of the Company available for distribution, distribution or payment equal to the holders of common.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock in one or more series. Our board of directors may determine the preferences, voting powers, qualifications and special or relative rights or privileges of any series before the issuance of any shares of that series without any further vote or action by the stockholders. Our board, without shareholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of our company. Our board of directors shall determine the number of shares constituting each series of preferred stock and each series shall have a distinguishing designation.

Series A Convertible Preferred Stock

As of November 23, 2007, there were no shares of Series A Preferred Stock outstanding.  The Series A Preferred Stock is ranked equally with the other preferred stock.  The Series A Preferred Stock are convertible into shares of our common stock and vote their shares on an “as converted” basis.  Series A Preferred Stock are not entitled to any dividends.  In the event of liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series A Preferred Stock are entitled to receive, out of the remaining net assets of the Company available for distribution, distribution or payment equal to the holders of common stock and shall be treated as if the Series A Preferred Stock had been converted into common stock on the day before the record date for any said distribution.

Series B Preferred Stock

As of November 23, 2007, there were no shares of Series B Preferred Stock outstanding.  The Series B Preferred Stock is ranked equally with the other preferred stock.  The Series B Preferred Stock are convertible into shares of our common stock and vote their shares on an “as converted” basis.  Series B Preferred Stock are not entitled to any dividends.  In the event of liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series B Preferred Stock are entitled to receive, out of the remaining net assets of the Company available for distribution, distribution or payment equal to the holders of common stock and shall be treated as if the Series B Preferred Stock had been converted into common stock on the day before the record date for any said distribution.

Series C Preferred Stock

As of November 23, 2007, there were no shares of Series C Preferred Stock outstanding.  The Series C Preferred Stock is ranked equally with the other preferred stock.  The Series C Preferred Stock are convertible into shares of our common stock and vote their shares on an “as converted” basis.  Series C Preferred Stock are not entitled to any dividends.  In the event of liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series C Preferred Stock are entitled to receive, out of the remaining net assets of the Company available for distribution, distribution or payment equal to the holders of common stock and shall be treated as if the Series C Preferred Stock had been converted into common stock on the day before the record date for any said distribution.

Series D Preferred Stock

As of November 23, 2007, there were no shares of Series D Preferred Stock outstanding.  The Series D Preferred Stock is ranked equally with the other preferred stock.  The Series D Preferred Stock are convertible into shares of our common stock and vote their shares on an “as converted” basis.  Series D Preferred Stock are not entitled to any dividends.  In the event of liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Series D Preferred Stock are entitled to receive, out of the remaining net assets of the Company available for distribution, distribution or payment equal to the holders of common stock and shall be treated as if the Series D Preferred Stock had been converted into common stock on the day before the record date for any said distribution.

Warrants

We have issued warrants to purchase 4,342,500 shares of our common stock with an exercise price of $0.20 per share which expire in 2010.  In addition, we have issued a warrant to purchase 50,000 shares of our common stock at an exercise price of $0.25 per share and expires in 2011.

Transfer Agent and Registrar

Our transfer agent and registrar for our common stock and preferred stock is Cottonwood Stock Transfer Corporation, 4455 South 700 East, Salt Lake City, Utah 84107.

Indemnification

As permitted by Nevada law, our Amended and Restated Articles of Incorporation, as amended, provide that we will indemnify its directors and officers against expenses and liabilities as they are incurred to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Brewer & Pritchard PC.

CONSOLIDATED FINANCIAL STATEMENTS

Our consolidated financial statements and the footnotes thereto are included in the section beginning on page 28.

EXPERTS

Our financial statements as of July 31, 2007 and July 31, 2006 have been audited by Malone & Bailey, PC (an independent registered public accounting firm) to the extent and for the periods set forth in their report thereon, appearing elsewhere in this registration statement, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

 We file all documents required to be filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act with the SEC through the Electronic Data Gathering, Analysis and Retrieval system (EDGAR), and is publicly available through the SEC’s website located at www.sec.gov. This registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through EDGAR. You may also inspect this registration statement, including all exhibits, without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of these materials from the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may obtain information about us on our website located at www.exobox.com.

EXOBOX TECHNOLOGIES CORP.
INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	29

Financial Statements of Exobox Technologies Corp.	30

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Exobox Technologies Corp.
(a development stage company)
Houston, Texas

We have audited the accompanying balance sheet of Exobox Technologies Corp. (the “Company”) as of July 31, 2007 and the related statements of operations, stockholdersholders’ deficit, and cash flows for the two years then ended and for the period from October 21, 2002 (inception) through July 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exobox Technologies Corp., as of July 31, 2007 and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Exobox Technologies Corp. will continue as a going concern. As discussed in Note 2 to the financial statements, Exobox Technologies Corp. has suffered recurring losses from operations, has negative cash flow from operations, and has an accumulated deficit, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 9, the financial statements for the year ended July 31, 2006 have been restated.

/s/ Malone & Bailey, PC
Malone & Bailey, PC
 www.malone-bailey.com
 Houston, Texas

October 29, 2007

EXOBOX TECHNOLOGIES CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
July 31, 2007

ASSETS

Current Assets:
Cash	$8,363
Other Current Assets	14,000
Total Current Assets	22,363

Property and equipment, net	12,164
Other Assets:
Patents	67,233
Intangibles, net	3,290
TOTAL ASSETS	$105,050

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts Payable	$46,148
Accounts Payable-Stockholders	4,461
Accrued Liabilities	1,391,853
Advances from Stockholders	194,800
Convertible Note Payable	105,000
Derivative Liability	2,025,042

Total Current Liabilities	3,767,304

STOCKHOLDERS' DEFICIT
Preferred stock:
Series A convertible preferred stock, $0.001 par, 2,500,000 shares authorized, 2,031,986 shares issued and outstanding	2,032

Series B convertible preferred stock, $0.001 par, 2,000,000 shares authorized, 660,132 shares issued and outstanding	661

Series C convertible preferred stock, $0.001 par, 20,000 shares authorized, 19,400 shares issued and outstanding	19

Series D convertible preferred stock, $0.001 par, 110,150 shares authorized, 104,992 shares issued and outstanding	105

Class A Common stock, $0.001 par value, 9,939,101 shares authorized, 9,939,101 shares issued and outstanding at July 31, 2007	9,939
Common stock, $0.001 par value, 490,060,899 shares authorized, 78,172,639 shares issued and outstanding at July 31, 2007	78,173

Additional paid-in capital	2,736,566
Deficit accumulated during development stage	(6,489,749)

Total stockholders' deficit	(3,662,254)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$105,050

See accompanying notes to the financial statements

EXOBOX TECHNOLOGIES CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
For the Years Ended July 31, 2007 and 2006,
and October 21, 2002 (Inception) to July 31, 2007

	Year Ended July 31, 2007	Year Ended July 31, 2006	October 21, 2002 (Inception) To July 31, 2007
		(Restated)	(Restated)
Revenues	$-	$-	$-

Research and Development	-	-	288,259
General &Administrative	245,776	269,550	559,609
Depreciation and amortization	8,671	4,972	13,643
Professional fees	200,202	1,039,051	1,239,253
Payroll expenses	1,168,629	728,608	1,897,236
Software development expense	243	446,150	446,393
Loss on Derivatives	1,925,042	-	1,925,042
Total Operating Expenses	3,548,563	2,488,331	6,369,435
Loss from Operations	3,548,563	2,488,331	6,369,435

Other Income (Expenses)
Interest Expense	(120,314)	-	(120,134)
Total Other Income (Expenses)	(120,314)	-	(120,134)

Loss Before Income Taxes	3,668,877	2,488,331	6,489,749

Provision for Income Taxes	-	-	-
Net Loss	$(3,668,877)	$(2,488,331)	$(6,489,749)

Basic and diluted
Net loss per common share	$(0.11)	$(0.23)	n/a

Weighted average shares outstanding	34,275,475	10,900,742	n/a

See accompanying notes to the financial statements

EXOBOX TECHNOLOGIES CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

	Year Ended July 31, 2007	Year Ended July 31, 2006	October 21, 2002 (Inception) to July 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES		(Restated)	(Restated)
Net Loss	$(3,668,877)	$(2,488,331)	$(6,489,749)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	-	750,000	750,000
Warrant issued for consulting services	-	12,495	12,495
Stock issued for services	173,000	-	173,000
Depreciation and amortization	8,671	4,972	13,643
Loss on derivative	2,030,042	-	2,030,042
Changes in operating assets and liabilities
Other current assets	(14,000)	-	(14,000)
Accounts payable	(37,305)	83,453	46,148
Accrued expenses	1,081,852	310,001	1,392,581
Accounts payables to stockholders	4,461	-	4,461
NET CASH USED IN OPERATING ACTIVITIES	(422,156)	(1,327,410)	(2,081,379)

CASH FLOW FROM INVESTING ACTIVITIES
Investment in patents	-	(13,200)	(67,233)
Investment in intangible assets	-	(7,700)	(7,700)
Investment in property and equipment	-	(21,397)	(21,397)
NET CASH USED IN INVESTING ACTIVITIES	-	(42,297)	(96,330)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributions	-	1,500,000	1,874,000
Advances from stockholders	260,262	-	266,712
Proceeds from warrants exercised	18,000		18,000
Repayment of advances from stockholders	(65,462)	(12,628)	(72,640)
Convertible note proceeds	100,000	-	100,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	312,800	1,487,372	2,186,072

NET CHANGE IN CASH AND CASH EQUIVALENTS	(109,356)	117,665	8,363
Cash and cash equivalents at beginning of period	117,719	54	-
Cash and cash equivalents at end of period	$8,363	$117,719	$8,363

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$108,462	$120	$120
Cash paid for income taxes	-	-	-
NON-CASH TRANSACTIONS
Conversion of Preferred shares to Common Shares	$76,654	-	$76,654

See accompanying notes to the financial statements

EXOBOX TECHNOLOGIES CORP.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS’ DEFICIT
October 21, 2002, (inception) to July 31, 2007

	Members'			Series A		Series B		Series C		Series D		Additional	Accumulated Deficit during
	Capital	Common Stock		Preferred Stock		Preferred Stock		Preferred Stock		Preferred Stock		Paid in	Development
	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	Total
October 21, 2002 (LLC inception)	$-	-	$-	-	$-	-	$-	-	$-	-	$-	$-	$-	$--
Capital Contribution by Members	234,000													$234,000
Net Loss	(167,747)				2,393									(167,747)
Balances, July 31, 2003	66,253													66,253
Capital Contribution by Members	140,000													140,000
June 28, 2004 (corporation inception)	(206,253)	10,867,500	10,868	2,392,915	2,393	1,120,930	1,121					359,618	(167,747)	-
Net Loss													(152,855)	(152,855)
Balance July 31, 2004		10,867,500	10,868	2,392,915	2,393	1,120,930	1,121					359,618	(320,602)	53,398
Net Loss													(11,939)	(11,939)
Balance July 31, 2005		10,867,500	10,868	2,392,915	2,393	1,120,930	1,121					359,618	(332,541)	41,459
Issuance of capital stock series B in private placement for cash						110,150	110					999,890		1,000,000
Shares issued for consulting services		50,000	50									749,950		750,000
Issuance of capital stock series C for cash under Security Purchase Agreement w/ Manillo Investors, Ltd.								20,000	20			499,980		500,000
Warrant Issued for consulting services												12,495		12,495
Net Loss													(2,488,331)	(2,488,331)
Balance July 31, 2006 (restated)		10,917,500	10,918	2,392,915	2,393	1,231,080	1,231	20,000	20			2,621,933	(2,820,872)	(184,377)
Conversion of Series B to Series D						(110,150)	(110)			110,150	110			-
Conversion of Preferred to Common Stock		76,654,240	76,654	(360,929)	(361)	(460,798)	(460)	(600)	(1)	(5,158)	(5)	(75,827)		-
Stock issued for services		450,000	450									172,550		173,000
Stock issued under exercise of warrants		90,000	90									17,910		18,000
Net Loss													(3,668,877)	(3,668,877)
Balance July 31, 2007	$-	88,111,740	$88,112	2,031,986	$2,032	660,132	$661	19,400	$19	104,992	$105	$2,736,566	$(6,489,749)	(3,662,254)

See accompanying notes to the financial statements

EXOBOX TECHNOLOGIES CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Organization and Nature of Operations. Exobox Technologies Corp. (formerly known as Exobox Technologies LLC), referred to as “Exobox” or the “Company”, was incorporated in Delaware on June 28, 2004 to patent and market proprietary internet security technology. Exobox Technologies LLC was incorporated in Texas on October 21, 2002 (inception) and legally dissolved with the formation of Exobox Technologies Corp. Kilis, Inc. was originally incorporated in Nevada on December 8, 1999.  On June 22, 2005, Kilis, Inc. changed its name to JinPin, Inc.  On September 14, 2005, JinPin, Inc. changed its name to Exobox Technologies Corp.  On September 15, 2005, Exobox (Nevada) acquired Exobox Technologies Corp., a Delaware corporation (Exobox) in exchange for 3,513,845 shares of Exobox (Nevada) convertible preferred stock (2,392,915 shares of Series A convertible preferred stock and 1,120,930 shares of Series B convertible preferred stock).  On the effective date, all of the issued and outstanding shares of common stock of Exobox (Nevada) were converted into the 3,513,845 shares of preferred stock of Exobox (Nevada) with the Exobox shareholders owning 100% of Exobox’s outstanding shares of preferred stock.

Exobox is a developer of innovative enterprise and home user endpoint and server security software products, headquartered in Houston, Texas. Exobox’s patented and patent-pending technology is based on enforcing appropriate system and application behaviors by isolating and controlling real-time access to the file system, memory, network and inter-process communication with the goal to insure that the security implemented is proactive, not reactive. Exobox’s technology creates an isolated user environment that protects the host environment from all unauthorized modifications by treating all data from all sources as if it is malicious. Traditional computer security, such as common anti-virus and anti-spy/ad-ware, tends to rely on a data-base of known signatures, rendering it capable only of attempting to provide security against perpetually updated lists of previously identified threats. Exobox’s technology integrates into the operating system, which enables it to provide protection for the user’s computer and network.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and expenses in the statement of expenses. Actual results could differ from those estimates. Areas involving the use of significant estimates include revenue recognition; estimation of our allowance for doubtful accounts and billing adjustments; valuation and recoverability of long-lived assets, including depreciation, impairment, amortization and intangible assets; determination of technological feasibility and capitalization of software development costs; and income taxes.

Property and Equipment.  Property and Equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the least term, ranging from three to five years.  Significant improvements and betterments are capitalized.  Routine repairs and maintenance are expensed when incurred.  When property and equipment is sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

Impairment of Long−lived assets. Exobox periodically reviews the carrying value of intangible assets not subject to amortization to determine whether impairment may exist. Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets”, requires that certain intangible assets be assessed annually for impairment using fair value measurement techniques. The impairment test for other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using various discounted cash flow valuation methodologies. Significant assumptions are inherent in this process, including estimates of discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets.

Revenue Recognition. Exobox recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectability is reasonably assured. For the period from Inception to July 31, 2007, Exobox had no revenues.

Income Taxes. Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Earnings Per Share.  Basic and diluted earnings or loss per share (EPS) amounts in the financial statements are computed in accordance with SFAS No. 128, "Earnings Per Share." Basic EPS is based on the weighted average number of common shares outstanding. Diluted EPS is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic EPS is computed by dividing net income/loss available to common stockholders (numerator) by the weighted average number of common shares outstanding (denominator) during the period. Weighted average number of shares used to calculate basic and diluted loss per share is considered the same as the effect of dilutive shares is anti-dilutive.

Fair Value of Financial Instruments.  Fair value is described as the amount at which the instrument could be exchanged in a current transaction between informed willing parties, other than a forced liquidation.  Cash and cash equivalents, accounts receivable and payable, accrued expenses and other current liabilities are reported on the balance sheet at carrying value which approximates fair value due to the short-term maturities of these instruments.  Exobox does not have any off balance sheet financial instruments.

Derivatives.  Exobox has used a financial derivative instrument on our debt outstanding. We account for our derivative instruments under the provisions of Statement of Financial Accounts Standard ("SFAS") No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Under this statement, derivative instruments, other than those meeting the normal purchases and sales exception or other exceptions, are recorded on our balance sheet as either assets or liabilities measured at fair value determined by reference to published future market prices and interest rates with changes in the fair value of derivatives recorded in net income or other comprehensive income as appropriate.

Research and Product Development. Research and product development includes all research and development expenses and software development costs. We expense all research and development expenses as incurred. We expense all software development costs associated with establishing technological feasibility, which we define as completion of beta testing. Because of the insignificant amount of costs incurred between completion of beta testing and general customer release, we have not capitalized any software development costs in the accompanying financial statements.

Recent Accounting Pronouncements. On February 1, 2006, Exobox adopted SFAS No. 123(R), “Share-Based Payment.” SFAS 123(R) replaced SFAS No. 123 and supersedes APB Opinion No. 25. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based upon their fair values. The pro forma disclosures previously permitted under SFAS No. 123 are no longer an alternative to financial statement recognition. As of July 31, 2007, Exobox had no outstanding employee stock options.

In September 2006, FASB issued SFAS 157 ‘Fair Value Measurements’. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company’s management is currently evaluating the effect of this pronouncement on the financial statements.

In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (FIN 48) FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006. The Company’s management is currently evaluating the effect of the adoption of FIN 48.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments.” SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAF No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 155, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Company’s management is currently evaluating the effect of this pronouncement on the financial statements.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections". SFAS No. 154 replaces APB Opinion No. 20 "Accounting Changes" and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements". SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The adoption of SFAS No. 154 did not impact the Company's consolidated financial statements.

NOTE 2 - GOING CONCERN

From Inception to July 31, 2007, Exobox has accumulated losses of $6,489,749. The ability of Exobox to emerge from the development stage with respect to any planned principal business activity is dependent upon its success in raising additional equity financing and/or attaining profitable operations. Management has plans to seek additional capital. There is no guarantee that Exobox will be able to complete any of the above objectives. These factors raise substantial doubt regarding Exobox's ability to continue as a going concern.

NOTE 3 – PATENTS

Exobox has two technological inventions with patents pending in United States and throughout the world.   The rights and interest include, among other things, (i) the patent applications and any changes or amendments thereto, (ii) the invention, (iii) the technical information, trade secrets, identities of customers, studies, plans, drawings, blueprints and specifications, production methods, (iv) the embodiment of any claim described and claimed in any valid claim of the patent application, (v) right to file foreign patent applications, and (vi) any all patents resulting from current patent applications.

Patents are mainly comprised of legal services paid to a shareholder and patent application fees.  No amortization will be recorded until the patents have been granted.

NOTE 4 - INCOME TAXES

Exobox has incurred net losses since inception and, therefore, has no tax liability.  The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $2 million at July 31, 2007, and will expire in the years 2023 through 2025.

At July 31, 2007, deferred tax assets consisted of the following:

Deferred tax assets	$750,000
Valuation allowance	(750,000)
Net deferred taxes	$0

NOTE 5 – RELATED PARTIES

Accounts payable to stockholders represent amounts owed to stockholders primarily for reimbursement of general and administrative costs paid on behalf of Exobox.  Accounts payable to stockholders totaled $4,461 at July 31, 2007.

Certain of Exobox’s stockholders have advanced cash to the company for working capital purposes.  The advances are payable upon demand and do not accrue interest.  Advances totaled $194,800 at July 31, 2007.

Exobox paid consulting fees to certain executive officers and stockholders totaling $0 during the year ended July 31, 2007and $6,000 in related party consulting fees during the year ended July 31, 2006.

NOTE 6 – COMMITMENTS

Beginning in September 2004, Exobox leased an office in Houston, Texas from a third party for $500 per month.  The lease is on a month-to-month basis.  Rent expense totaled $6,000 for the year ended July 31, 2007.

NOTE 7 – STOCKHOLDERS’ EQUITY

Exobox is authorized to issue 500,000,000 shares of Class A common stock and undesignated common stock, $.001 par value, and 4,630,150 shares of preferred stock, $.001 par value, of which 2,500,000 shares have been designated Series A convertible preferred stock, 2,000,000 shares have been designated Series B convertible preferred stock, 20,000 shares have been designated Series C convertible preferred stock and 110,150 shares have been designated Series D convertible preferred stock.

Common Stock

Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders and holders of Class A common stock are entitled to 100 votes per share. Except as otherwise provided by law, the holders of shares of common stock vote as one class.

Except for the voting rights for Class A common stock, each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all our other shares of common stock.

Shares of Class A common stock convert to shares of common stock in certain circumstances, including (i) upon sale or other transfer, (ii) at the time the holder of shares of Class A common stock ceases to be affiliated with our company, and (iii) upon the sale of the shares in a registered public offering.

Preferred Stock

Exobox is authorized to issue 4,630,150 shares of preferred stock in one or more series.

Series A Convertible Preferred Stock. Exobox designated 2,500,000 shares as “Series A convertible preferred stock." The shares of the Series A preferred stock rank prior to the common stock, and prior to any class or series of capital stock now outstanding or hereafter created. No dividends shall be payable to the holder of shares of Series A preferred stock, except dividends in liquidation. Each share of Series A preferred stock has the number of votes equal to the number authorized by the shares of Class A common stock into which such share of Series A preferred stock is then convertible. Except as otherwise required by law, the holders of shares of common stock and Series A preferred stock shall vote together and not as separate classes.

Series A preferred stock is convertible 12 months after issue into common stock.  The shares of Series A preferred, along with the shares of Series B preferred, are convertible into 92% of the total outstanding common before the issuance of any shares of Series C preferred stock. The holders of Series A preferred vote on an as converted basis.

Series B Preferred Stock. Exobox has designated 2,000,000 shares as Series B convertible preferred stock. The shares of the Series B preferred stock rank prior to the common stock; and prior to any class or series of capital stock now outstanding or hereafter created. No dividends shall be payable to the holder of shares of Series B preferred stock, except dividends in liquidation. Each share of outstanding Series B preferred stock has the number of votes equal to the number of shares of common stock into which such share of Series B preferred stock is then convertible. Except as otherwise required by law or by the Articles, the holders of shares of common stock and Series B preferred stock shall vote together and not as separate classes.

Series B preferred stock is convertible 12 months after issue into common stock. The shares of Series B preferred, along with the shares of Series A preferred, are convertible into 92% of the total outstanding common before the issuance of any shares of Series C preferred stock. The holders of Series B preferred vote on an as converted basis.

Series C Preferred Stock. Exobox has designated 20,000 shares as Series C convertible preferred stock each in the face amount of $25. No dividends shall be payable to the holders of shares of Series C preferred stock.

The Shares of Series C preferred stock are collectively convertible into five (5%) percent of the total number of outstanding shares of all classes of common stock immediately after conversion of all outstanding shares of Series A and Series Bpreferred stock.

Series D Preferred Stock. Exobox has designated 110,150 shares as Series D convertible preferred stock each in the face amount of $0.001. No dividends shall be payable to the holders of shares of Series D preferred stock.

The Shares of Series D preferred stock are collectively convertible into 4.00064800% of the total number of outstanding shares of all classes of common stock immediately after conversion of all outstanding shares of Series A, Series B, and Series C preferred stock.

Stock Option, Stock Warrant and Stock Award Plan

On September 15, 2005, Exobox adopted a stock option, stock warrant and stock award plan for officers, directors, consultants and key employees of Exobox. Exobox will reserve 1,630,125 shares of common stock, warrants, options, preferred stock or any combination thereof for the plan.

On June 18, 2007 Exobox filed with the SEC an S-8 registration statement registering 20,000,000 shares reserved for officers, directors, consultants and key employees of Exobox.

WARRANTS
At July 31, 2007, Exobox had outstanding and exercisable warrants to purchase an aggregate of 4,460,000 shares of common stock. The weighted average remaining life is 3.26 years and the weighted average price per share is $0.20 per share as follows:
The status of the warrants as of July 31, 2007, is as follows:

		Weighted
		Average
		Exercise
Warrants Outstanding and Exercisable	Warrants	Price
OUTSTANDING, July 31, 2005	-	-
Granted	4,550,000	$0.20
Expired	-	-
Exercised	-	-
OUTSTANDING, July 31, 2006	4,550,000	$0.20
Granted	-	-
Expired	-	-
Exercised	(90,000)	$0.20
OUTSTANDING, July 31, 2007	4,460,000	$0.20

Following is the details of warrants outstanding as of July 31, 2007

Number of Common Stock Equivalents	Expiration Date	Remaining Contracted Life (Years)	Exercise Price
4,410,000	10/31/2010	3.25	$0.20
50,000	7/31/2011	4	$0.25

For the year ended July 31, 2007, 90,000 warrants were exercised at an exercise price of $0.20 per share for total proceeds of $18,000.  Subsequent to July 31, 2007, 67,500 warrants were exercised at an exercise price of $0.20 per share for total proceeds of $13,500.

Note Payable

On September 14, 2006, Exobox received $100,000 cash from a Preferred Shareholder in exchange for a 10% Convertible Promissory Note for $100,000 due on January 1, 2007. The conversion option of this note was determined to be a derivative.  The note payable was in default at July 31, 2007and was subsequently cancelled as detailed below. (See Note 8-Subsequent Events).

NOTE 8 – SUBSEQUENT EVENTS

During August, September and October 2007, all of the holders of the all of the Company’s Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock converted into shares of the Company’s common stock.  Due to the conversions the Company exchanged (i) 9,939,101 shares of common stock for 9,939,101 shares of our Class A Common Stock, (ii) 187,062,449 shares of our common stock for2,031,986 shares of Series A Preferred Stock, (iii) 58,041,041shares of our common stock for 660,132 shares of Series B Preferred Stock and (iv) 14,013,930 shares of our common stock for 104,992 shares of Series D Preferred Stock.  Therefore, as of October 17, there are no longer any shares of Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.

Effective September 10, 2007, we entered into a settlement agreement and mutual release with Manillo Investments, Ltd (“Manillo Settlement”), pursuant to which we agreed to issue Manillo Investment, Ltd a new promissory note in the principal amount of $500,000 with principal and accrued interest due in five years in exchange for Manillo Investment, Ltd. (i) cancelling a convertible note with an outstanding balance as of July 31, 2007 of $105,000, (ii) terminating the securities purchase agreement issued in connection with the convertible note, and (iii) assigning the Series C Preferred Stock to us.  Therefore as a result of the Manillo Settlement, there are no Series C Preferred Stock outstanding.

Mr. Dillon has $292,000 of accrued salary through July 31, 2007 and has agreed to be paid in cash of 15% or $43,800 and 85% in Company common stock valued on the day the Board of Directors approves the plan.

Mr. Copeland has $292,000 of accrued salary through July 31, 2007 and has agreed to be paid in cash of 15% or $43,800 and 85% in Company common stock valued on the day the Board of Directors approves the plan.

Mr. Wittenburg has $292,000 of accrued salary through July 31, 2007 and has agreed to be paid in cash of 15% or $43,800 and 85% in Company common stock valued on the day the Board of Directors approves the plan.

Mr. Pernia has $292,000 of accrued salary through July 31, 2007 and has agreed to be paid in cash of 15% or $43,800 and 85% in Company common stock valued on the day the Board of Directors approves the plan.

Mr. Wirtz has $176,000 of accrued salary through July 31, 2007 and has agreed to be paid in cash of 15% or $26,400 and 85% in Company common stock valued on the day the Board of Directors approves the plan.

NOTE 9--RESTATEMENT

The Company determined that its compensation expense was understated by $322,500 in the year ended July 31, 2006 and needed to accrue in 2006 an amount of $322,500.  The Company also restated $12,500 related to compensation expense which was over accrued in the prior year.

Below is the detailed effect of the restatement:

	2006	2006
	As Reported	As Restated
Balance Sheet
ASSETS
Current Assets	$117,719	$117,719
Non-current Assets	$91,357	$91,357
TOTAL ASSETS	$209,076	$209,076

LIABILITIES
Current Liabilities	$83,453	$393,453
Non-current Liabilities	-	-
Total Liabilities	$83,453	$393,453

STOCKHOLDERS' EQUITY
Capital Stock	$14,562	$14,562
Additional Paid-in capital	$2,621,933	$2,621,933
Accumulated Deficit	$(2,510,872)	$(2,820,872)
TOTAL STOCKHOLDERS' EQUITY	$125,623	$(184,377)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$209,076	$209,076

Statement of Operations
Net Revenue	-	-
Total Operating Expenses	$2,178,331	$2,488,331
Loss from Operations	$(2,178,331)	$(2,488,331)
Other Expenses	-	-
Loss before Income Taxes	$(2,178,331)	$(2,488,331)
Provision for Income Taxes	-	-
Net Loss	$(2,178,331)	$(2,488,331)

Earnings (Loss) per common share (basic and diluted)	$(0.20)	$(0.23)

Weighted averages shares outstanding	10,900,742	10,900,742

STATEMENTS OF CASH FLOWS
Net Income (Loss)	$(2,178,331)	$(2,488,331)
Net cash used in operating activities	$(1,327,410)	$(1,327,410)
Net cash used in investing activities	$(42,297)	$(42,297)
Net cash provided by financing activities	$1,487,372	$1,487,372
Net decrease in cash and cash equivalents	$117,665	$117,665

EXOBOX TECHNOLOGIES CORP.

4,550,000 Shares of Common Stock

PROSPECTUS

________________, 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.138 of the Nevada Revised Statutes provides that no director or officer shall be individually liable for any damages as a result of any act or the failure to act in his capacity as a director or officer unless it is proven that:

(a) his failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.747 of the Nevada Revised Statutes provides that no stockholder, director or officer of a corporation is individually liable for the corporation’s debts unless the stockholder, director or officer acted as the alter ego of the corporation.

Section 78.7602 of the Nevada Statutes authorizes a corporation to indemnify its directors, officers, employees, or other agents against costs and expenses arising from claims, suits and proceedings if such persons acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, no indemnification may be made in respect of any claim, issue or matter, as to which such person is adjudged to be liable to the corporation unless and only to the extent that a court of competent jurisdiction determines that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Our Articles of Incorporation and Bylaws provide indemnification of directors and officers to the maximum extent permitted by Nevada law.

ITEM 25 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

 We will pay all expenses in connection with the registration of the shares of our common stock which may be resold by the Selling Shareholders.  We will not pay any selling commissions or discounts allocable to sales of those shares by any Selling Shareholder or any fees and disbursements of counsel and other representatives of the Series C Holders. The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee	$190.00
Legal Fees and Expenses*	20,000.00
Accounting Fees and Expenses*	7,000.00
EDGAR/Financial Printing*	1,000.00
Miscellaneous*	1,810.00
TOTAL	$30,000.00

* Estimated

None of the foregoing expenses is being paid by the selling stockholders.

ITEM 26 - RECENT SALES OF UNREGISTERED SECURITIES

On September 15, 2005, we issued 2,392,915shares of Series A Preferred Stock and 1,120,930 shares of Series B Preferred Stock in connection with the acquisition of all of the shares of capital stock of Exobox Technologies Corp., a Delaware corporation.

On October 21, 2005, we sold of 50 Units at $20,000 per Unit, each Unit consisting of 2,202.985824 shares of Series B Convertible Preferred Stock and warrants to purchase 90,000 shares of common stock, for total current proceeds to the Company of $1,000,000. The warrants are immediately exercisable at any time on or after October 31, 2006, through October 31, 2010.

On February 9, 2006, Manillo Investors acquired 4,000 shares of Series C Preferred Stock in consideration for $100,000.

On March 9, 2006, we issued 50,000 shares of our common stock to three unaffiliated consultants at a price per share of $15.00.

On May 17, 2006, Manillo Investors acquired 9,460 shares of Series C Preferred Stock in consideration for $236,000.

On June 8, 2006, Manillo Investors acquired540 shares of Series C Preferred Stock in consideration for $13,500.

On July 21, 2006, Manillo Investors acquired 6,000 shares of Series C Preferred Stock in consideration for $150,000.

On November 30, 2006 Mr. Pernia converted 252,813 shares of Series B Preferred stock into shares 23,216,697 of our common stock.

On December 22, 2006, an unaffiliated third party converted 1,634 Series B Preferred Stock into 150,056 shares of our common stock.

On January 9, 2007, 110,150 shares of Series B Preferred Stock were transferred to 110,150 shares of Series D Preferred Stock.

On January 26, 2007, Mr. Wittenburg converted 3,000 shares of Series A Preferred Stock into 275,500 shares of class A common stock.

On January 29, 2007, an unaffiliated third party converted 5,534 shares of Series B Preferred Stock into 508,206 shares of our common stock.

On February 8, 2007, two unaffiliated third parties converted 87,840 shares of Series B Preferred stock into 8,066,654 shares of our common stock.

On February 8, 2007, Mr. Goodman converted 2,500 shares of Series A Preferred Stock into 229,584 shares of our common stock.

On February 26, 2007, Manillo Investors Ltd. converted 600 Series C Preferred Stock was converted into 549,902 shares of common stock.

On March 6, 2007, First Brampton Corporation converted 3,267 shares of Series A Preferred Stock into 300,020 shares of our class A common stock.

On April 25, 2007, an unaffiliated third party converted 2,203 shares of Series D Preferred Stock  into 293,329 shares of our common stock.

On April 27, 2007, Katherine Pernia converted 50,000 shares of Series A Preferred stock into 4,591,674 shares of our common stock.

On May 4, 2007, First Brampton Corporation converted 1,089 Series A Preferred Stock into 100,007 of our class A common stock.

On May 7, 2007, an unaffiliated third party converted  545 shares of Series B Preferred Stock into 50,049 shares of our common stock.

On May 10, 2007, Mr. Goodman converted 5,000 shares of Series A Preferred Stock into 459,168 shares of our common stock.

On May 10, 2007, two unaffiliated third parties exercised warrants to purchase an aggregate of 90,000 shares of our common stock at $0.20 per share.

On May 17, 2007, Mr. Wittenberg converted 8,113 shares of Series A Preferred Stock into 745,045 class A common Stock.

On June 1, 2007, First Brampton Corporation converted 4,814 shares of Series A Preferred Stock into 442,086 shares of our class A common stock.

On June 5, 2007, an unaffiliated third party converted 2,178 shares of Series B Preferred Stock into 200,013 shares of our common stock.

On June 11, 2007, an unaffiliated third party converted 2,203 shares of Series D Preferred stock into 293,328 shares of our common stock.

On June 12, 2007, an unaffiliated third party converted 3,267 shares of Series B Preferred stock into 300,020 shares of our common stock.

On June 27, 2007, an unaffiliated third party converted 752 shares of Series D Preferred Stock into 100,128 shares of our common stock.

On July 13, 2007, Mr. Copeland converted 100,000 shares of our Series A Preferred Stock into 9,183,348 shares of class A common stock.

On July 13, 2007, two unaffiliated third parties converted 35,636 shares of Series B preferred Stock into 3,272,578 shares of our common stock.

On July 17, 2007, an unaffiliated third party converted 2,178 shares of Series B Preferred Stock into 200,013 shares of our common stock.

On July 20, 2007, Sherman D. Pernia converted 126,398 shares of Series A Preferred Stock into 11,607,568 shares of our common stock.

On July 23, 2007, two unaffiliated third parties converted 1,110 shares of Series A Preferred into 101,935 shares of our common stock.

On July 26, 2007, Suez Holding GmbH converted 50,000 shares of Series A Preferred Stock into 4,591,674 shares of our common stock.

On July 26, 2007, Mr. Mark Copeland converted 69,173 shares of Series B Preferred Stock in to 6,352,397 shares of our common stock.

On July 27, 2007, First Brampton Corporation converted 5,638 shares of Series A Preferred Stock into 517,757 shares of class A common stock.

On September 13, 2007, an unaffiliated third party converted 175,680 shares of Series B Preferred Stock into 16,172,912 shares of our common stock.

On October 3, 2007, two unaffiliated third parties exercised warrants to purchase an aggregate of 25,000 shares of our common stock at $0.20 per share.

On October 10, 2007, an unaffiliated third party exercised a warrant to purchase 22,500 shares of our common stock at $0.20 per share.

During August, September and October 2007, all of the holders of the all of the Company’s Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock converted into shares of the Company’s common stock.  Due to the conversions the Company exchanged (i) 9,939,101 shares of common stock for 9,939,101 shares of our Class A Common Stock, (ii) 187,062,449 shares of our common stock for2,031,986 shares of Series A Preferred Stock, (iii) 58,041,041shares of our common stock for 660,132 shares of Series B Preferred Stock and (iv) 14,013,930 shares of our common stock for 104,992 shares of Series D Preferred Stock.  Therefore, as of October 17, there are no longer any shares of Class A Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.

On November 20, 2007, we issued 14,178,000 shares of our common stock in consideration for 85% of the back pay owed to our employees as follows: 2,992,000 shares to Mr. Scott Copeland, 2,992,000 shares to First Brampton Corporation, which is controlled by Mr. Robert Dillon, 2,992,000 shares to Marc Pernia, 2,992,000 shares to Mr. Wittenburg, 1,802,000 shares to Mr. Wirtz and 408,000 shares to Mr. Goodman.

ITEM 27 - EXHIBITS

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

3.1	Amended and Restated Articles of Incorporation Exobox Technologies Corp. (1)
3.2	Bylaws of Exobox Technologies Corp. (1)
3.3	Certificate of Amendment to Articles of Incorporation (3)
4.1	Designation of Class A Common Stock (included in Exhibit 3.1) (1)
4.2	Designation of Series A Convertible Preferred Stock (included in Exhibit 3.1) (1)
4.3	Designation of Series B Convertible Preferred Stock (included in Exhibit 3.1) (1)
4.4	Designation of Series C Convertible Preferred Stock (included in Exhibit 3.1) (1)
4.5	Designation of Series D Convertible Preferred Stock (included in Exhibit 3.1)
4.6	Form of Warrants to purchase shares of common stock (1)
5.1	Opinion of Brewer & Pritchard PC
10.1*	2007 Stock Option Plan (2)
10.2*	Employment Agreement between Exobox Technologies Corp. and Robert B. Dillon (3)
10.3*	Employment Agreement between Exobox Technologies Corp. and Michael C. Wittenburg (3)
10.4*	Employment Agreement between Exobox Technologies Corp. and Michael G. Wirtz (3)
10.5*	Employment Agreement between Exobox Technologies Corp. and Marcos Pernia (3)
10.6*	Employment Agreement between Exobox Technologies Corp. and Reginald Goodman (3)
10.7*	Employment Agreement between Exobox Technologies Corp. and Scott Copeland (3)
10.8	Securities Purchase Agreement covering Series C Convertible Preferred Stock (1)
10.9	Form of 10% Convertible Promissory Note dated September 14, 2006(4)
10.10	Form of Warrant issued to investors in 2005 private placement (4)
10.11	Form of Warrant issued to Kevin Regan for services rendered (4)
10.12	Equity Distribution Agreement(4)
14.1	Code of Business Conduct and Ethics (1)
21.1	Subsidiaries of the Registrant(1)
23.1	Consent of Malone & Bailey, PC

* Management contract or compensatory plan or arrangement.

(1) Incorporated herein by reference to the Registrant’s Form 10-SB12G/A, filed on December 31, 2005.
(2) Incorporated herein by reference to the Registrant’s Form S-8, filed on June 29, 2007.
(3) Incorporated herein by reference to the Registrant’s Form 10-SB12G/A, filed on February 3, 2006.
(4) Incorporated herein by reference to the Registrant’s Form SB-2, filed on November 12, 2007.

ITEM 28 - UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change  in the information set forth  in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

iii.	To include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person  in connection with the securities being registered, the registrant will, unless  in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed  in the Act and will be governed by the final adjudication of such issue.

(c) We further undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration  statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Amendment No. 1 to the Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 30th day of November, 2007.

EXOBOX TECHNOLOGIES CORP.

By:	/s/ Robert B. Dillon
Robert B. Dillon
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert Dillon his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 30th day of November, 2007.

SIGNATURE	TITLE (CAPACITY)

/s/ Robert B. Dillon	Chief Executive Officer and chairman of the Board of Directors
Robert B. Dillon	(Principal Executive Officer)

/s/ Scott Copeland	Executive Vice President of Operations and Director
Scott Copeland

/s/ Michael C. Wittenburg	Executive Vice President, Secretary, Treasurer and Director
Michael C. Wittenburg

/s/ Marc Pernia	Chief Product Development Administrator and Director
Marc Pernia

/s/ Michael G. Wirtz	Vice President-Administration and Chief Financial Officer
Michael G. Wirtz	(Principal Accounting Officer)

/s/ Richard A. Evans, M.D.	Director
Richard A. Evans, M.D.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

3.1	Amended and Restated Articles of Incorporation Exobox Technologies Corp. (1)
3.2	Bylaws of Exobox Technologies Corp. (1)
3.3	Certificate of Amendment to Articles of Incorporation (3)
4.1	Designation of Class A Common Stock (included in Exhibit 3.1) (1)
4.2	Designation of Series A Convertible Preferred Stock (included in Exhibit 3.1) (1)
4.3	Designation of Series B Convertible Preferred Stock (included in Exhibit 3.1) (1)
4.4	Designation of Series C Convertible Preferred Stock (included in Exhibit 3.1) (1)
4.5	Designation of Series D Convertible Preferred Stock (included in Exhibit 3.1)
4.6	Form of Warrants to purchase shares of common stock (1)
5.1	Opinion of Brewer & Pritchard PC
10.1*	2007 Stock Option Plan (2)
10.2*	Employment Agreement between Exobox Technologies Corp. and Robert B. Dillon (3)
10.3*	Employment Agreement between Exobox Technologies Corp. and Michael C. Wittenburg (3)
10.4*	Employment Agreement between Exobox Technologies Corp. and Michael G. Wirtz (3)
10.5*	Employment Agreement between Exobox Technologies Corp. and Marcos Pernia (3)
10.6*	Employment Agreement between Exobox Technologies Corp. and Reginald Goodman (3)
10.7*	Employment Agreement between Exobox Technologies Corp. and Scott Copeland (3)
10.8	Securities Purchase Agreement covering Series C Convertible Preferred Stock (1)
10.9	Form of 10% Convertible Promissory Note dated September 14, 2006(4)
10.10	Form of Warrant issued to investors in 2005 private placement (4)
10.11	Form of Warrant issued to Kevin Regan for services rendered (4)
10.12	Equity Distribution Agreement(4)
14.1	Code of Business Conduct and Ethics (1)
21.1	Subsidiaries of the Registrant(1)
23.1	Consent of Malone & Bailey, PC

* Management contract or compensatory plan or arrangement.

(1) Incorporated herein by reference to the Registrant’s Form 10-SB12G/A, filed on December 31, 2005.
(2) Incorporated herein by reference to the Registrant’s Form S-8, filed on June 29, 2007.
(3) Incorporated herein by reference to the Registrant’s Form 10-SB12G/A, filed on February 3, 2006.
(4) Incorporated herein by reference to the Registrant’s Form SB-2, filed on November 12, 2007.